UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The PNC Financial Services Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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James E. Rohr

Chairman and Chief Executive Officer

March 28, 2008

Dear Fellow Shareholder:

You are invited to attend PNC’s 2008 Annual Meeting of Shareholders on Tuesday, April 22, 2008. The meeting will be held in Pittsburgh, Pennsylvania on the 15th Floor of One PNC Plaza, 249 Fifth Avenue, beginning at 11:00 a.m., Eastern time. Our Board of Directors and management remain focused on building shareholder value, and I hope that you will be able to attend this meeting to hear about our progress for 2007 and our goals for the future.

Enclosed are the notice of meeting, proxy statement and proxy card for the annual meeting. Our 2007 Annual Report on Form 10-K accompanies these enclosures.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or the Internet, or by completing, signing, dating and returning your proxy card in the enclosed envelope.

If you are unable to attend the annual meeting in person, you may listen to the meeting by teleconference or online webcast. Please see the opposite side of this letter for more information.

Cordially,

James E. Rohr

The PNC Financial Services Group

One PNC Plaza 249 Fifth Avenue Pittsburgh Pennsylvania 15222-2707

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 22, 2008

This proxy statement, the Annual Report on Form 10-K and Chairman’s Letter are all available at www.edocumentview.com/PNC.

Please see General Information, starting on page 1, for the following information:

•     Date, time and location of the 2008 Annual Meeting.

•     How to obtain directions to the meeting.

•     How to vote in person at the meeting.

•     An identification of each separate matter to be acted on at the meeting.

•     Our Board’s recommendations regarding those matters.

Please see Corporate Governance at PNC on page 10 for a toll-free telephone number, e-mail address and Internet website where you can request a copy of the proxy statement, form of proxy and annual report to security holders for this and future meetings.

IMPORTANT NOTICE REGARDING DELIVERY OF DOCUMENTS

We try to reduce our printing and postage costs. One of the ways we reduce costs is by only delivering one set of proxy materials to multiple shareholders at the same address. This is called “householding”.

If you have more than one shareholder at the same address, you may request additional materials. Please write or call our stock transfer agent, Computershare.

Computershare Investor Services, LLC

P.O. Box 3504

Chicago, Illinois 60690-3504

1-800-982-7652

You may always write or call Computershare to change the number of copies you receive in the future.

No matter how many sets of materials you receive, we will mail a separate proxy card for each shareholder account. Please vote your shares. We offer several ways for you to vote.

•	Complete, sign and date the proxy card and return it in the enclosed envelope.

•	Vote by telephone or over the Internet. (The instructions are on the proxy card.)

Our 2007 Annual Report on Form 10-K is not part of our proxy solicitation materials.

WEBCAST AND CONFERENCE CALL DIRECTIONS

We will broadcast our 2008 annual meeting over the Internet. The live webcast will begin at 11:00 a.m., Eastern time, on Tuesday, April 22, 2008. You will be able to hear the speakers at the meeting and view the slides. We will also offer a telephone conference call. You won’t be able to use the webcast or conference call to ask questions or vote your shares.

Webcast
www.pnc.com/investorevents

Conference Call
1-800-990-2718
1-706-643-0187 (international)

Please make sure you visit the website ahead of time to register and download any necessary software.

If you can’t access the webcast or conference call, we will make a replay of the meeting available at www.pnc.com/investorevents for 30 days. During this time, you may also view or print the slides. Use the instructions above to access the webcast. We will also provide an audio replay of the meeting for one week.

Audio Replay
1-800-642-1687
1-706-645-9291 (international) Access Code 39228855

March 28, 2008

Notice of Annual Meeting of Shareholders

April 22, 2008

TO OUR SHAREHOLDERS:

The 2008 annual meeting of the shareholders of The PNC Financial Services Group, Inc. will be held at One PNC Plaza, 15th Floor, 249 Fifth Avenue, Pittsburgh, Pennsylvania on Tuesday, April 22, 2008, beginning at 11:00 a.m., Eastern time, for the purpose of considering and acting upon the following matters:

(1)	The election of 18 directors to serve until the next annual meeting and until their successors are elected and qualified;

(2)	The ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2008; and

(3)	Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 29, 2008 are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

A proxy statement, form of proxy and self-addressed envelope are enclosed. Please complete, sign and date the proxy card, and return it promptly in the envelope provided, which requires no postage if mailed in the United States. You may also choose to vote your shares by telephone or the Internet, as explained on the proxy card. If you attend the meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

George P. Long, III

Corporate Secretary

The PNC Financial Services Group

One PNC Plaza 249 Fifth Avenue Pittsburgh Pennsylvania 15222-2707

March 28, 2008

Proxy Statement

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

APRIL 22, 2008

GENERAL INFORMATION

Date, Time and Place of Annual Meeting

Our annual meeting of shareholders will begin at 11:00 a.m., Eastern time, on Tuesday, April 22, 2008. We will hold the meeting in Pittsburgh, Pennsylvania on the 15th Floor of One PNC Plaza, our headquarters building. If you need directions to the annual meeting, please contact our Investor Relations department at investor.relations@pnc.com.

Proxy Mailing Date

On Friday, March 28, 2008, we started mailing this proxy statement and a proxy card to our shareholders. If a broker or bank holds your PNC shares, we generally can’t mail our materials directly to you. Your broker or bank is responsible for forwarding our proxy materials to you and letting you know how to vote.

Our Board is Asking for Your Proxy

Our Board of Directors is asking for your proxy. When you give your proxy, you let us vote for you. In giving us the proxy, you also tell us how you want to vote. A proxy allows your shares to be voted at the annual meeting even if you don’t attend.

We offer several ways for you to do this.

•	Complete, sign and date the proxy card and return it in the enclosed envelope.

•	Vote your shares by telephone. (The instructions are on the proxy card.)

•	Vote your shares over the Internet. (The instructions are on the proxy card.)

Please promptly return your proxy card or vote your shares. If you change your mind and would like to vote in person at the meeting, you will be able to do so.

If you don’t tell us how you want to vote your shares, we will vote:

•	FOR each of the Board’s nominees for director.

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2008.

You Can Revoke Your Proxy

You can change your mind about how to vote your shares at the annual meeting. To do this, you must revoke your proxy.

To revoke, send us a signed proxy in time for us to receive it before voting closes. You may also revoke by using the telephone or Internet voting options on your proxy card. This right to revoke ends once voting is declared closed at the annual meeting.

You can revoke your proxy at the annual meeting, but only if you attend in person. You can’t use the webcast or conference call to revoke your proxy. If you do not properly revoke your proxy, we will vote your shares as indicated by your most recent valid proxy.

How Our Board Solicits Proxies

We may solicit proxies by mail, personal interviews, telephone or fax. We may use the Internet to solicit proxies. PNC officers or employees may solicit proxies, but will not receive any special compensation for doing so.

We will ask brokerage houses, banks and other custodians of PNC stock to forward proxy materials to their clients. We will pay for their expenses to do so.

We hired D.F. King & Co., Inc. to help us solicit proxies for the annual meeting. We will pay D.F. King $16,500, plus its out-of-pocket expenses, to provide information to our shareholders and help to distribute proxy materials.

Shareholders Entitled to Vote

Our Board set February 29, 2008 as the annual meeting record date. You must have been a record owner of PNC stock as of February 29 in order to vote at this year’s annual meeting.

Outstanding Shares on the Record Date

This table shows the number of issued and outstanding shares of our common and preferred stock on February 29, 2008, the record date. The table also shows the number of votes for each share. (The number of votes shown for each share of voting preferred stock equals the number of full shares of PNC common stock that can be acquired upon the conversion of a share of preferred stock.)

Class	Shares Issued and Outstanding	Votes Per Share
Common	340,519,544	1
Preferred – Series A	6,637	8
Preferred – Series B	1,393	8
Preferred – Series C	127,268	4 for each 2.4 shares
Preferred – Series D	183,494	4 for each 2.4 shares

Quorum

In order to conduct voting at an annual meeting, there must be a quorum. A quorum is the number of shares that must be present at the meeting—either in person or by proxy.

To have a quorum at our meeting, we need the presence of shareholders or their proxies who are entitled to cast at least a majority of the votes that all shareholders are entitled to cast.

In counting a quorum, we count votes “withheld” from our director nominees. We also count abstentions from voting. At the meeting, holders of common and preferred stock will vote together as a single class.

The NYSE has rules for how many votes must be cast. For each item, the total votes cast must represent more than 50% of interest in the common stock and voting preferred stock, voting together as a single class.

If a holder abstains from voting on an item, it will count against the threshold for that item—it is not considered a vote “cast”. Similarly, if a broker cannot vote on behalf of a client, it will not count. (These are called “broker non-votes” and you can read more about them at page 4.) Of course, unvoted shares will also not count as votes cast.

How to Vote

If you hold your shares directly, you have four ways to vote, as explained on your proxy card. If you hold your shares in an account at a brokerage firm or bank, you will receive information on how to give voting instructions to your bank or brokerage firm.

You may:

•	Complete, sign, date and return the enclosed proxy card in the envelope provided. The envelope requires no postage if mailed in the United States.

OR

•

Vote by using the Internet. Instructions are provided on your proxy card. The Internet voting system has been designed to provide security for the voting process and to confirm that your vote has been recorded accurately. If you vote this way, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

OR

•	Vote by telephone using the instructions on your proxy card.

OR

•

Vote in person by attending the annual meeting. We will distribute ballots on request to shareholders who are eligible to vote at the annual meeting. Even if you returned a proxy before the annual meeting, you may withdraw it and vote in person.

Pennsylvania law permits properly authenticated proxies to be transmitted by telephone or the Internet. Pennsylvania law also permits a beneficial owner to communicate a vote by telephone or Internet to a shareholder of record, such as a brokerage firm or securities depositary.

How to Attend the Meeting

Please detach the attached admission ticket from the proxy card and bring it to the annual meeting. The ticket will admit you and one other person.

If you hold your PNC shares in an account at a brokerage firm or bank, your name will not appear on our shareholder list. Please bring an account statement or a letter from your broker showing your PNC shareholdings. Please show this documentation at the meeting registration desk to attend the meeting.

Everyone who attends the annual meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda.

If You Can’t Attend the Meeting

If you can’t attend the annual meeting in person, you can still listen to the meeting by using the webcast or conference call options that are explained on the inside cover of this proxy statement.

Have You Received More Than One Set of Proxy Materials?

If two or more PNC shareholders live in your household, you may have received more than one set of our proxy materials. This may also happen if you maintain more than one shareholder account on the books of our transfer agent.

To reduce costs and improve efficiency, we make available a delivery method called “householding”. If you consent to householding, we will only deliver one proxy statement and one annual report to your address. Householding reduces the number of proxy packages you receive and saves your company money.

Even if you choose householding, we will always deliver a separate proxy card for each account. Householding will not affect your right to vote all of your PNC shares.

If householding interests you, please see the details on the inside front cover of this proxy statement. Our householding process does not include accounts that you maintain at a brokerage firm or bank. Some brokerage firms and banks now offer householding—please contact your broker directly about householding for your brokerage accounts.

What is a Broker Non-Vote?

If you hold PNC shares in a brokerage account, your broker must vote your shares as you instruct. If you don’t provide any voting instructions, your broker’s ability to vote your shares depends on whether the item is “routine” or “non-routine”. The NYSE decides whether an item is routine.

Under NYSE rules, if a customer does not give voting instructions within ten days of the annual meeting, brokers may vote on routine items in their discretion on behalf of those customers. Brokers may not vote on any non-routine items without customer instructions.

A broker “non-vote” occurs when the customer provides no voting instructions and the item is non-routine. We do not include broker non-votes in calculating the votes cast for any item. They have no effect on the outcome of a non-routine item.

What Vote is Required for a Proposal to Pass?

With regard to Item 1, the 18 director nominees who receive the greatest number of votes cast at the annual meeting will be elected as directors. This assumes that a quorum is present at the meeting.

Although a withhold vote on any nominee will not affect the voting results, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will offer to resign in accordance with the PNC Corporate Governance Guidelines. For additional information on the guidelines, please see pages 18-19.

With regard to Item 2, the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2008, the proposal will be approved if a majority of the votes cast are voted in favor of it. Abstentions will not affect the results of the voting.

Under Pennsylvania law, the act of “voting” does not include abstentions or failing to vote for a candidate or for approval or disapproval of a proposal. This is true whether or not the person entitled to vote characterizes the conduct as voting. In other words, only those shareholders who indicate an affirmative or negative decision on a matter are treated as voting, so that ordinarily an abstention or a mere absence or failure to vote is not the same thing as a negative decision, assuming that the NYSE requirement explained in the Quorum section on pages 2-3 has been satisfied.

ITEM 1

ELECTION OF DIRECTORS

Information Concerning Nominees

Our Board of Directors determines how many directors to nominate each year. Our By-Laws require between five and 36 directors. Acting on the recommendation of the Nominating and Governance Committee, our Board has fixed the number of directors to be elected at the annual meeting at 18.

The Board has nominated the persons named on pages 7 and 8 for election as directors, to hold office until the next annual meeting of shareholders and the election and qualification of their successors.

Your proxy, unless you direct otherwise, will be voted FOR all of the nominees named on pages 7 and 8. All of our nominees are currently directors.

All nominees consent to being named in this proxy statement and to serve if elected. Our Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a director. If for any reason, however, any nominee is not available or able to serve, your proxy will be voted in accordance with the recommendation of our Board.

The table on pages 7 and 8 lists:

•	the names of the nominees for election as directors;

•	their ages and principal occupations as of February 29, 2008;

•	the years the nominees first became directors; and

•	their directorships of other public companies as of February 29, 2008.

All nominees have held the positions indicated or another senior executive position with the same entity or one of its affiliates or a predecessor entity for at least the past five years.

For more information on our directors, please see the following sections:

Corporate Governance at PNC    (p. 10)

Transactions Involving Directors and Executive Officers     (p. 22)

Board of Directors and Committees of the Board    (p. 27)

Director Compensation for Fiscal 2007    (p. 29)

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners    (p. 72)

The Board of Directors recommends a vote “FOR” each of the nominees listed on pages 7 and 8.

Name	Age	Principal Occupation	Director Since	Directorships in Other Public Companies
Richard O. Berndt	65	Managing Partner of Gallagher Evelius & Jones LLP (law firm)	2007	Municipal Mortgage and Equity, L.L.C.

Charles E. Bunch	58	Chairman and Chief Executive Officer of PPG Industries, Inc. (coatings, sealants and glass products)	2007	H.J. Heinz Company; PPG Industries, Inc.

Paul W. Chellgren	65	Operating Partner of Snow Phipps Group, LLC (private equity); Retired Chairman and Chief Executive Officer of Ashland Inc.	1995	None

Robert N. Clay	61	President and Chief Executive Officer of Clay Holding Company (investments)	1987	None

George A. Davidson, Jr.	69	Retired Chairman of Dominion Resources, Inc. (public utility holding company)	1988	Dominion Resources, Inc.; Goodrich Corporation

Kay Coles James	58	President and Founder of The Gloucester Institute (non-profit); Senior Partner, The J.C. Watts Companies (international business and public affairs consulting); Former Senior Executive Vice President, MZM, Inc. (consulting); Former Director, U.S. Office of Personnel Management	2006	AMERIGROUP Corporation

Richard B. Kelson	61	Operating Advisor of Pegasus Capital Advisors, L.P. (private equity); Retired Chairman’s Counsel and Retired Executive Vice President and Chief Financial Officer of Alcoa Inc. (aluminum)	2002	Lighting Science Group Corporation; MeadWestvaco Corporation

Bruce C. Lindsay	66	Chairman and Managing Member of 2117 Associates, LLC (consulting company)	1995	None

Anthony A. Massaro	63	Retired Chairman and Chief Executive Officer of Lincoln Electric Holdings, Inc. (manufacturing)	2002	Commercial Metals Company

Jane G. Pepper	62	President of Pennsylvania Horticultural Society (non-profit); Former Director of Federal Reserve Bank of Philadelphia	1997	None

James E. Rohr	59	Chairman and Chief Executive Officer of PNC	1990	Allegheny Technologies Incorporated; BlackRock, Inc.*; Equitable Resources Inc.

Donald J. Shepard	61	Chairman of the Executive Board and Chief Executive Officer, AEGON N.V. (insurance)	2007	CSX Corporation

*	BlackRock, Inc. was a former PNC consolidated subsidiary. PNC deconsolidated BlackRock in 2006, and as of December 31, 2007, PNC’s ownership interest in BlackRock was approximately 34%.

Name	Age	Principal Occupation	Director Since	Directorships in Other Public Companies
Lorene K. Steffes	62	Independent Business Advisor; Former Vice President, International Business Machines (technology)	2000	RadiSys Corporation

Dennis F. Strigl	61	President and Chief Operating Officer of Verizon Communications Inc. (telecommunications); Former President and Chief Executive Officer of Verizon Wireless, Inc. (telecommunications)	2001	ANADIGICS Inc.; Eastman Kodak Company

Stephen G. Thieke	61	Retired Chairman, Risk Management Committee of JP Morgan Incorporated (financial and investment banking services)	2002	RiskMetrics Group, Inc.

Thomas J. Usher	65	Chairman of Marathon Oil Corporation (oil and gas industry); Retired Chairman of United States Steel Corporation (integrated steelmaker)	1992	H.J. Heinz Company; Marathon Oil Corporation; PPG Industries, Inc.

George H. Walls, Jr.	65	Former Chief Deputy Auditor of the State of North Carolina	2006	Lincoln Electric Holdings, Inc.

Helge H. Wehmeier	65	Retired President and Chief Executive Officer of Bayer Corporation (healthcare, life sciences and chemicals)	1992	Owens-Illinois, Inc.; Terex Corporation

ITEM 2

RATIFICATION OF THE AUDIT COMMITTEE’S

SELECTION OF PRICEWATERHOUSECOOPERS LLP AS

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

Our Board’s Audit Committee is composed entirely of directors who are independent as defined in the NYSE’s corporate governance rules. Among other things, the Board has also determined that each committee member is financially literate and possesses accounting or related financial management expertise. The Board made these determinations in its business judgment, based on its interpretation of the NYSE’s requirements for committee members.

Under the Audit Committee’s charter, the committee is responsible for selecting PNC’s independent auditors pursuant to a well-organized process. The committee evaluates and monitors the auditors’ qualifications, performance and independence. This responsibility includes a review and evaluation of the lead audit partner. The committee also listens to the opinions of our General Auditor, who supervises the internal audit function, and other members of our management.

You can learn more about the committee’s responsibilities with respect to the independent auditors in the committee’s charter, which is posted on the corporate governance section of the “About PNC—Investor Relations” page of our corporate website at www.pnc.com.

On February 14, 2008, the Audit Committee presented its conclusions regarding the independent auditors to our Board of Directors. Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as PNC’s independent registered public accounting firm for 2008.

The Audit Committee and Board have adopted a policy that if a majority of the votes cast at the annual meeting is against ratification, the committee will reconsider its selection of PricewaterhouseCoopers LLP. The committee will be under no obligation, however, to select new independent auditors. If the committee does select new independent auditors for 2008, we will not seek shareholder ratification of the committee’s new selection.

The Board of Directors recommends a vote “FOR” the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2008.

CORPORATE GOVERNANCE AT PNC

In this section, we discuss our corporate governance policies and practices. We also discuss how shareholders can communicate with our Board.

Please visit the corporate governance section of the PNC website at www.pnc.com (“About PNC—Investor Relations”). It includes additional information about our Board, its committees and corporate governance at PNC. We include more information on these topics in other sections of this proxy statement.

For printed copies of:

•	The PNC Corporate Governance Guidelines

•	The PNC Code of Business Conduct and Ethics

•	Audit Committee Charter

•	Nominating and Governance Committee Charter

•	Personnel and Compensation Committees

please send a written request to:

Corporate Secretary

The PNC Financial Services Group, Inc.

One PNC Plaza—21st Floor

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

We will provide these items at no cost. They are also posted on our website at www.pnc.com.

For a copy of this proxy statement, a form of proxy and annual report to shareholders, you may contact the Corporate Secretary at the address above, or contact Computershare Investor Services, LLC at 800-982-7652 (within the U.S. and Canada) or (312) 360-5235 (elsewhere). You may also send e-mail inquiries to investor.relations@pnc.com.

We will provide these items at no cost. These will be available for the 2008 meeting and, when available, any future meetings. (If any of the contact information changes, we will update it in a future filing.)

Director Independence

Background. We have long maintained a Board with a substantial majority of directors who aren’t PNC employees. Under NYSE rules, the majority of our Board must also be independent from our management

To be independent, our Board must affirmatively determine that a director does not have a “material relationship” with PNC. A material relationship may include a relationship between PNC and an organization affiliated with a director.

The NYSE describes specific relationships that will impair independence. The absence of one of these “bright-line” relationships does not mean that a director is automatically independent. The Board must consider all relevant facts and circumstances.

Material relationships to consider may include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The ownership of a significant amount of PNC stock, by itself, will not prevent a finding of independence.

The NYSE bright-line independence tests. Each of the following bright-line relationship tests adopted by the NYSE describes circumstances that will impair a director’s independence.

•	A director who is an employee of PNC.

•	A director whose immediate family member is a PNC executive officer.

•	The receipt of more than $100,000 a year in direct compensation from PNC, except for certain permitted payments (such as director fees).

•	Relationships with PNC’s external or internal auditors.

•	A director (or immediate family member) who has been an executive officer of a company where a PNC executive officer serves or served on that company’s compensation committee.

•	Business relationships involving companies that make payments to, or receive payments from, PNC above specified annual thresholds.

An employee-director of PNC (or a director with an immediate family member who is a PNC executive officer) will not be independent until three years after the employment relationship ends. The other bright-line tests will impair independence if they exist at any time within the past three years.

For more information about the NYSE’s bright-line director independence tests, including the commentary explaining the application of the tests, please go to the NYSE’s website at www.nyse.com/pdfs/section303A_final_rules.pdf.

Our Categorical Standards of Independence. The NYSE also permits a Board to adopt “categorical standards” of independence. The standards identify categories of relationships that will not impair a director’s independence. Categorical standards cannot override the bright-line tests, but they can assist the Board in deciding who is independent. If a transaction or relationship falls within a categorical standard, it is deemed “non-material” and will not be analyzed further by our Board.

The NYSE recognizes that these standards allow investors to assess the quality of a Board’s independence while avoiding excessive disclosure of immaterial relationships. Our Board, acting on the recommendation of its Nominating and Governance Committee, has adopted four categorical standards of independence. The Board applied these standards in determining the independence of the director nominees.

We have attached our categorical standards as Exhibit A to this proxy statement. We also post them on the “Corporate Governance” section of www.pnc.com (“About PNC—Investor Relations”)

As required by the NYSE, we disclose whether all of a director’s relationships with us meet our categorical standards. If a director has a relationship that would be deemed non-material under a categorical standard, but crosses one of the bright-line independence tests, the bright-line test governs and the director will not be treated as independent.

Our Board’s Independence Determinations. At its meeting on February 14, 2008, the Board made an independence determination for each of our 18 director nominees. Each nominee currently serves as a director.

In making these determinations, our Board relied on the findings and recommendations made by the Nominating and Governance Committee. The Board considered all relevant facts and circumstances when making these determinations. Our Board based the independence decisions on information known as of February 14, 2008. The Nominating and Governance Committee and Board will consider any additional relevant information that may impact independence.

Non-Independent Directors. Our Board affirmatively determined that Mr. Rohr is the only non-independent director. He meets the NYSE’s bright-line relationship test as an executive officer of PNC.

Independent Directors—Relationships Meeting Categorical Standards. Our Board affirmatively determined that each of the directors listed below has no material relationship with PNC. This would include a direct relationship or a relationship as a partner, shareholder or officer of an organization that has a relationship with PNC.

As a result, our Board has affirmatively determined that each of these directors is independent under the NYSE’s corporate governance rules: Messes. James, Pepper and Steffes and Messrs. Bunch, Chellgren, Clay, Davidson, Kelson, Lindsay, Massaro, Shepard, Strigl, Thieke, Usher, Walls and Wehmeier. The Board previously affirmed the independence of General J. Gary Cooper, who retired from the Board in April 2007. As further described below, each of these directors, as well as Mr. Berndt, has or may have one or more relationships with PNC that meet our categorical standards of independence.

Of the categorical standards of independence that we have adopted, our non-employee directors had the following relationships with PNC or its subsidiaries, in the ordinary course of business, either individually or through an entity affiliated with the director:

Name	General Banking Accounts and Services*	Lending Relationships	Deposit and Liquidity Products	Treasury Management Services	Capital Markets Products and Services	Charitable Contributions**
Richard O. Berndt	X	X	X			X
Charles E. Bunch	X	X	X	X	X	X
Paul W. Chellgren	X	X	X	X		X
Robert N. Clay	X	X	X	X	X	X
George A. Davidson, Jr.	X	X	X	X		X
Kay Coles James	X
Richard B. Kelson	X	X	X	X		X
Bruce C. Lindsay	X					X
Anthony A. Massaro	X					X
Jane G. Pepper	X	X	X	X		X
Donald J. Shepard	X	X	X	X	X	X
Lorene K. Steffes	X					X
Dennis F. Strigl	X	X	X	X	X	X
Stephen G. Thieke	X					X
Thomas J. Usher	X	X	X	X	X	X
George H. Walls, Jr.	X	X		X	X	X
Helge H. Wehmeier	X	X	X	X		X

* Includes checking and savings accounts, wealth management services and insurance products.

**     Includes both charitable contributions made to entities affiliated with directors, as well as matching gifts provided to charities supported by a director. See footnote (e) on page 32 and the discussion under Certain Charitable Contributions on pages 22 and 23 for more information.

For purposes of this chart, “affiliated” entities do not include entities that have not been affiliated with the director during the last three fiscal years. None of these relationships crossed any numerical threshold under either the NYSE bright-line tests or PNC’s categorical standards of independence.

Independent Directors—Relationships Not Meeting Categorical Standards. Mr. Berndt is the Managing Partner of the law firm of Gallagher Evelius & Jones LLP. This law firm provided legal services in each of the last three years to Mercantile Bankshares Corporation, which we acquired in March 2007. The law firm continues to provide certain services to PNC. These services do not meet our categorical standards of independence.

In reviewing the relationship, the Board concluded that Mr. Berndt is independent, noting:

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The annual fees earned by the firm from its representation of Mercantile/PNC in each of the last three years was less than 5% of the firm’s revenues. In 2007, the fees represented 1.35% of the firm’s revenues. For 2005, 2006 and 2007, the total fees received by the firm were $803,390, $784,000 and $306,223, respectively.

•	The legal services did not relate to strategic issues but rather involved ordinary course banking transactions.

•	Mr. Berndt did not participate actively in the legal services provided by his firm to Mercantile/PNC.

•	There is no anticipation of a significant increase in the amount of legal services or change in the nature of legal services to be provided by his firm.

Mr. Berndt has other relationships that meet our categorical standards of independence.

See Transactions Involving Directors and Executive Officers beginning on page 22 for additional disclosure regarding relationships between PNC and our directors and other related persons. This section also discusses our policies and procedures governing related person transactions and charitable contributions to director-affiliated entities.

Meetings of Our Non-Management and Independent Directors

Our non-management directors have met and will continue to meet in regularly scheduled executive sessions without management present. The only management director is Mr. Rohr. The non-management directors have designated Mr. Usher as the Board’s Presiding Director. Among other responsibilities, he presides at these executive sessions.

Our Board has adopted a policy that all independent directors will meet by themselves in executive session at least quarterly, rather than the annual session required by the NYSE. The Board’s Presiding Director also presides at these executive sessions. All of our non-management directors are currently also deemed to be independent from PNC management. In the future, a “non-management” director could include a director who our Board deems to be not independent.

Communicating with Our Directors

You may communicate directly with any director, including the Presiding Director, or any subset of our directors, including the full Board. To do so, please write to:

Presiding Director

The PNC Financial Services Group, Inc. Board of Directors

P.O. Box 2705

Pittsburgh, Pennsylvania 15230-2705

Our employees will not screen any communications sent to this P.O. Box address. They will be delivered directly to the Presiding Director, who will determine how to respond. If you send director-related communications to our offices, we will handle them in accordance with a collection and organization process approved by the Board’s independent directors. These communications are subject to a screening process that will determine which communications will be relayed to directors. We describe this process in the corporate governance section of www.pnc.com (“About PNC—Investor Relations”).

Please follow the instructions below if you are a shareholder and want to:

•	Make a nomination for the election of a director.

•	Submit proposals to be considered for inclusion in our 2009 proxy materials.

•	Make a proposal for action at an annual meeting of shareholders.

Our Board, acting on the recommendation of its Nominating and Governance Committee, has adopted a policy that strongly encourages each director to attend the annual meeting in person, if possible. We remind each director of this policy before the date of the annual meeting. Fifteen directors attended PNC’s 2007 annual meeting of shareholders.

Our Director Nomination Process

Nominating and Governance Committee. Our Board has a standing Nominating and Governance Committee with a charter approved by our Board. The committee’s purpose is to assist our Board in promoting the best interests of PNC and its shareholders through the implementation of sound corporate governance principles and practices. The committee also assists the Board by identifying individuals qualified to become Board members. The committee recommends to the Board the director nominees for each annual meeting, and may also recommend the appointment of qualified individuals as directors between annual meetings.

We post the committee’s current charter, which is annually reviewed and reassessed by the committee, on the corporate governance section of www.pnc.com (“About PNC—Investor Relations”). Any shareholder may also request a free print copy by writing to our Corporate Secretary at the address given on page 10.

The Nominating and Governance Committee consists entirely of independent directors. When our Board holds its organization meeting on April 22, 2008, only independent directors will be appointed to the committee. The current members are Ms. Pepper and Messrs. Usher (Chairman), Clay, Massaro and Wehmeier.

Shareholder-Recommended Candidates. If a shareholder recommends a candidate for director in good faith, our Nominating and Governance Committee will consider it. The committee has adopted a policy to formalize this long-standing practice.

If you are a shareholder, the committee will consider your candidate if you follow these procedures. Your recommendation must be in writing, and submitted no later than November 28, 2008. You must submit your recommendation to:

Corporate Secretary

The PNC Financial Services Group, Inc.

One PNC Plaza—21st Floor

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Your written recommendation must include the following information:

•	The nominee’s name and address.

•	A description of all arrangements or understandings between you, the nominee and any other person or persons regarding the nomination of the director. You must also name such other persons.

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Any commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationships involving the proposed nominee and us or our subsidiaries that may be relevant in determining whether your nominee is independent of our management and eligible to serve on the Board’s Audit, Nominating and Governance and Personnel and Compensation Committees, under SEC and NYSE rules, and for the Personnel and Compensation Committee, under Section 162(m) of the Internal Revenue Code.

•

The educational, professional and employment-related background and experience of your nominee, together with any other facts and circumstances that may be relevant in determining whether your nominee is an “audit committee financial expert” under SEC rules.

•	Such other information regarding the nominee as would be required to be included in proxy materials had the nominee been nominated by our Board.

•	The written consent of the nominee to serve as a PNC director, if elected.

The committee will not consider any candidate with an obvious impediment to serving as one of our directors. Under current practices, the committee does not evaluate candidates recommended by a shareholder any differently than candidates recommended by the committee.

Identification and Evaluation of Board Candidates. The Nominating and Governance Committee identifies individuals qualified to become Board members consistent with criteria approved by our Board of Directors, on the recommendation of the Nominating and Governance Committee. These criteria include:

•	A sustained record of high achievement in financial services, business, industry, government, academia, the professions, or civic, charitable or non-profit organizations.

•	Manifest competence and integrity.

•	A strong commitment to the ethical and diligent pursuit of shareholders’ best interests.

•

The strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction.

•	Our Board’s strong desire to maintain its diversity in terms of race and gender.

•	Personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of our Board.

The Nominating and Governance Committee has identified the following specific qualities or skills as being necessary for one or more of our directors to possess:

•	A majority of our directors must satisfy the NYSE independence standards.

•	Enough independent directors must be financially literate and have accounting or related financial management expertise to satisfy the current and anticipated membership needs of the Audit Committee.

•	Directors are expected to gain a sound understanding of our strategic vision, our mix of businesses and our approach to regulatory relations and risk management.

•	The Board as a whole must possess a mix of qualities and skills adequate to address the risk factors to which we are subject.

When the Nominating and Governance Committee evaluates our current directors for possible nomination for reelection at our annual meeting, it considers all of the factors listed above. In addition, the committee considers:

•	Meeting attendance and participation.

•	The value of the director’s contributions to the effectiveness of our Board and its committees.

The Nominating and Governance Committee has not decided to adopt specific, minimum qualifications for a director nominee. It may do so in the future.

The committee currently identifies potential directors through a variety of sources. The committee considers recommendations made by current or former directors or members of executive management. When appropriate, the committee may retain search firms to identify director candidates. Potential candidates also may be identified through contacts in the business, civic, academic, legal and non-profit communities. Potential candidates may be informally approached by Mr. Rohr, as the Chairman of the Board, or Mr. Usher, as the Chairman of the Nominating and Governance Committee.

Each potential director nominee is initially evaluated during a meeting of the Nominating and Governance Committee. The committee considers available relevant information, in light of the Board’s criteria for qualified director candidates. The committee also considers the Board’s current and anticipated needs in terms of diversity, specific qualities or skills, experience or background.

If the committee decides not to recommend a candidate for nomination or appointment, or for more evaluation, no further action is taken. The committee will later report this decision to the full Board. If a shareholder had recommended the candidate, the committee’s secretary will inform the shareholder of the decision and the date of the meeting.

If the committee decides to recommend a candidate to our Board as a nominee for election at an annual meeting of shareholders or for appointment by our Board, the committee chairman will report that decision to the full Board at its next meeting. Before that meeting, each of the other directors will receive the same biographical and other background information about the candidate that the committee considered.

After discussion and questions, the entire Board votes on whether to nominate the candidate for election or appoint the candidate to the Board. The Board may postpone this vote if it needs more information or deliberation.

As stated in our corporate governance guidelines, invitations to join the Board should come from the Chairman of the Board or the Chairman of the Nominating and Governance Committee, jointly acting on behalf of our entire Board.

The Personnel and Compensation Committee

Our Board has a standing Personnel and Compensation Committee with a charter approved by our Board. The committee’s principal purpose is to discharge our Board’s oversight responsibilities relating to the compensation of our executive officers. The committee must evaluate and approve or recommend for approval executive officer benefit, bonus, incentive compensation, severance, equity-based or other compensation plans, policies and programs.

The committee also reviews the Compensation Discussion and Analysis and recommends to our Board that the CD&A be included in this proxy statement. This recommendation may be found in the Compensation Committee Report on page 54. The CD&A begins on page 33. The committee has responsibility for reviewing and evaluating the development of an executive management succession plan and for reviewing our progress on diversity.

We post the committee’s current charter, which is annually reviewed and reassessed by the committee, on the corporate governance section of www.pnc.com (“About PNC—Investor Relations”). Any shareholder may also request a free print copy by writing to our Corporate Secretary at the address given on page 10.

The Personnel and Compensation Committee consists entirely of independent directors. The committee membership satisfies the independence standards established by applicable federal income tax and securities laws, as well as the NYSE independence standards. When our Board holds its organization meeting on April 22, 2008, only independent directors will be appointed to the committee. The current members are Ms. James and Messrs. Strigl (Chairman), Bunch, Chellgren, Kelson and Usher.

The Audit Committee

Our Board has a standing Audit Committee, with a charter approved by our Board, that satisfies the requirements of SEC Rule 10A-3. Rule 10A-3 establishes the following audit committee listing standards:

•	The independence of audit committee members.

•	The audit committee’s responsibility to select and oversee the company’s independent auditors.

•	Procedures for handling complaints regarding the company’s accounting practices.

•	The authority of the audit committee to engage advisors.

•	Funding for payment of the independent auditors and any outside advisors engaged by the audit committee and for the payment of the ordinary administrative expenses of the committee.

The Audit Committee’s primary purposes are to:

•

Provide assistance to the Board by: (1) monitoring the integrity of our consolidated financial statements; (2) monitoring compliance with legal and regulatory requirements and with our Code of Business Conduct and Ethics; (3) evaluating and monitoring the independent auditors’ qualifications and independence; and (4) evaluating and monitoring the performance of our internal audit function and independent auditors.

•	Prepare the report required by SEC regulations to be included in our annual proxy statement. The committee’s report is on page 78.

The committee is directly responsible for the appointment, compensation and oversight of our independent auditors (including the resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. For work performed by the independent auditors, the committee must approve all audit engagement fees and terms, as well as all permitted non-audit engagements. The committee pre-approves all auditing services and permitted non-audit services. The committee considers whether providing non-audit services will impair the auditors’ independence. The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described beginning on page 75.

The committee regularly holds separate sessions with our management, internal auditors and independent auditors. The independent auditors report directly to the committee. Our General Auditor also reports directly to the committee, which is responsible for preparing his or her performance evaluation and approving his or her compensation.

We post the committee’s current charter, which is annually reviewed and reassessed by the committee, on the corporate governance section of www.pnc.com (“About PNC—Investor Relations”). Any shareholder may also request a free print copy by writing to our Corporate Secretary at the address given on page 10.

The Audit Committee consists entirely of independent directors. When our Board holds its organization meeting on April 22, 2008, only independent directors will be appointed to the committee. The current members are Messrs. Chellgren (Chairman), Davidson, Kelson, Lindsay and Walls. Acting on the recommendation of the Nominating and Governance Committee, the Board of Directors has determined that Messrs. Chellgren and Kelson are each “audit committee financial experts,” as that term is defined in the SEC’s regulations.

Committee members may only serve on three public company audit committees, including PNC’s. We adopted this limit in recognition of our Audit Committee’s responsibilities and time commitment required. This limit is included in the corporate governance guidelines, which are discussed in the next section.

Our Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to address key governance principles, including:

•	Director qualification standards.

•	Director access to management and independent advisors.

•	Director compensation.

•	Director orientation and continuing education.

•	Management succession.

•	Annual Board performance evaluations.

The guidelines also describe our resignation policy if a director doesn’t receive a majority of votes in favor of election. In an uncontested election of directors, any director nominee who receives a greater number of votes “withheld” than votes “for” his or her election will promptly tender a resignation to the Board’s Chairman. The Nominating and Governance Committee will promptly consider the resignation offer and will recommend to the full Board whether to accept it. Our Board will act on this recommendation no later than 90 days after the date of the election results.

We post these corporate governance guidelines, which are annually reviewed and reassessed by the Nominating and Governance Committee, on the corporate governance section of www.pnc.com (“About PNC—Investor Relations”). Any shareholder may also request a free print copy by writing to our Corporate Secretary at the address given on page 10.

Our Code of Business Conduct and Ethics

Our Board of Directors, acting on the recommendation of its Audit Committee, has adopted a Code of Business Conduct and Ethics. The code applies to our directors, officers and employees. SEC regulations require the adoption of a code of ethics that applies to our CEO and senior financial officers. Our Board intends that this code satisfies those requirements. The code also contains compliance standards and procedures that are designed to facilitate the code’s operation.

The Audit Committee must approve any exceptions to code provisions for our directors or executive officers. We will publicly disclose such exceptions as required by law or the NYSE.

Our Code of Business Conduct and Ethics addresses these important topics, among others:

•	Conflicts of interest.

•	Use of corporate opportunities.

•	Confidentiality of information.

•	Fair dealing.

•	Protection and proper use of our assets.

•	Compliance with laws, rules and regulations.

•	Encouraging the reporting of any illegal or unethical behavior.

We post a copy of our Code of Business Conduct and Ethics on the corporate governance section of www.pnc.com (“About PNC—Investor Relations”). Any shareholder may also request a free print copy by writing to our Corporate Secretary at the address given on page 10.

Shareholder Proposals and Director Nominations

If you are a shareholder, you may send proposals for us to consider including in the proxy materials for our 2009 annual meeting of shareholders. You must follow SEC rules for submitting these proposals. Our Corporate Secretary must receive your proposal, in writing, at our principal executive offices, no later than November 28, 2008. If you do not follow these procedures, we will not consider your proposal for inclusion in next year’s proxy materials.

There are four ways to make proposals for action or nominations of directors at an annual meeting of shareholders.

•	Pursuant to our notice of the meeting.

•	By the meeting’s presiding officer.

•	By, or at the direction of, a majority of our Board.

•	By a shareholder in accordance with SEC regulations and our by-laws.

A shareholder who wants to make a proposal for action or nominate a director at the annual meeting, must send a written notice to our Corporate Secretary. Our Corporate Secretary must receive the written notice at our principal executive offices not later than:

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90 days before the annual meeting (for the 2009 annual meeting, this would be no later than January 28, 2009, if the annual meeting is held on April 28, 2009, unless we include a different date in one of our quarterly reports on Form 10-Q); or

•

if the annual meeting is to be held on a date other than the fourth Tuesday in April, the close of business on the tenth day after the first public disclosure of the meeting date. For these purposes, public disclosure may include an SEC filing, any notice we give to the NYSE, or a press release reported by any national news service.

If you are a shareholder submitting the notice, you must include the following information:

•	Your name and address, and the class and number of shares of PNC stock owned by you (of record and beneficially) and any beneficial owner on whose behalf you are acting.

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A representation that you are a beneficial owner of PNC stock entitled to vote at the meeting and that you intend to be present at the meeting to make your proposal or nomination. (You may be present in person or by proxy.)

•	A brief description of the proposal.

•	Your reasons for making the proposal.

•	Any direct or indirect interest that you (or a person on whose behalf you are acting) have in making the proposal.

If you want to know how to submit the name of a director candidate, please see the discussion of our director nomination process on pages 14-15. If you follow that process, our Board’s Nominating and Governance Committee will consider the candidate.

The proxies we appoint for the 2009 annual meeting may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement must advise shareholders of the proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders, and satisfy certain other requirements, to remove discretionary voting authority from our proxies.

The presiding officer at a meeting may refuse to permit any proposal or director nomination if you have not complied with the governing by-law procedures, including the required notice to our Corporate Secretary. If we receive a shareholder proposal after the required notice date, but our presiding officer nonetheless permits the proposal to be made at the 2009 annual meeting, our proxies may exercise their discretionary voting authority.

Please direct any questions about these requirements or notices to our Corporate Secretary at the address given on page 10.

Confidential Voting

We keep votes confidential and do not disclose them to our directors, officers or employees, except:

•	As necessary to meet legal requirements or to pursue or defend legal actions.

•	To allow the Judge of Election to certify the voting results.

•	When expressly requested by a shareholder or benefit plan participant.

•	If there is a contested proxy solicitation.

Our Board has adopted a “confidential voting” policy. With the exceptions described above, this policy states that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be kept permanently confidential and not be disclosed.

Our independent vote tabulator and Judge of Election for the 2008 annual meeting confirmed that its procedures will be consistent with this policy.

TRANSACTIONS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

This section discusses relationships between PNC (or our subsidiaries) and directors, executive officers, or entities affiliated with them. During 2007, some of these persons or entities were our customers. Some transacted other business with us. This section also describes the policies and procedures we have to monitor “related person” transactions.

Transactions with Directors

The following summarizes our transactions with directors and their affiliated entities. No transaction falls under the NYSE’s bright-line independence tests. Except as discussed on page 13 with respect to Mr. Berndt, all of these transactions meet our categorical standards of independence.

Customer Relationships. We provide financial services to most of our directors (including directors who retired in 2007). We also provide financial services to certain immediate family members and affiliated entities. We offer these services in the ordinary course of our business. We provide the services on substantially the same terms and conditions, including price, as we provide to other similarly situated customers.

We also extend credit to certain directors, immediate family members and affiliated entities. Federal banking law (Regulation O) governs these extensions of credit. We discuss Regulation O and our process for managing these transactions on page 25.

Business Relationships. We also enter into other business relationships with entities affiliated with our directors or their immediate family members. These relationships are in the ordinary course of business, and include the following:

Mr. Berndt is the Managing Partner of the law firm of Gallagher Evelius & Jones LLP. This law firm provided legal services to Mercantile Bankshares Corporation, which we acquired in March 2007. The law firm continues to provide limited legal services to PNC, as described on page 13.

Mr. Shepard is the Chief Executive Officer of AEGON N.V. (AEGON), an insurance company. PNC engages in ordinary course business relationships with AEGON or its subsidiaries. PNC and Mercantile have purchased bank-owned life insurance from AEGON. We also offer our clients some fixed and variable annuity and life insurance products offered by AEGON. AEGON entities are investors in three funds in which general partners are PNC subsidiaries. AEGON companies also own various securities issued by PNC and its affiliates. Mr. Shepard is also a director of CSX Corporation. CSX’s holdings include CSX Hotels, Inc., a resort doing business as The Greenbrier, located in White Sulphur Springs, West Virginia. Our Board and executive management held meetings at The Greenbrier in 2007 and previous years. We pay for our lodging and other services in the ordinary course of business at rates and fees applicable to similarly situated customers.

Mr. Strigl is employed by Verizon Communications, which provides certain telecommunications services to us. These services are provided to us in the ordinary course of business at rates and fees applicable to similarly situated customers.

Mr. Thieke is a director of RiskMetrics Group, Inc. We use services from RiskMetrics and its subsidiary, Institutional Shareholder Services, from time to time. These services are provided to us in the ordinary course of business at rates and fees applicable to similarly situated customers.

Certain Charitable Contributions. Ms. Pepper is the President of the Pennsylvania Horticultural Society (PHS). Since 1992, PNC has supported the Philadelphia Flower Show, an annual exhibition produced by the PHS. Our annual sponsorship amount does not exceed the thresholds described in our categorical standards.

Apart from the contribution to the PHS, we make certain contributions to charitable organizations where our directors serve as directors or trustees, but not as executive officers. We also match charitable contributions made by our directors. We describe this matching gift program on page 30. In 2007, the PNC Foundation made a one-time contribution of $20,000 to Teach for America, a non-profit entity, in the name of our Board of Directors.

Family Relationships

No family relationship exists between any of our directors or executive officers and any of our other directors or executive officers. There are family relationships between certain executive officers and some of the approximately 28,000 PNC employees. These employees participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees.

The information on the compensation paid during 2007 to all related employees is included below.

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Norma Hajduk, a Senior Vice President and National Sales Manager of a subsidiary of PNC Bank, National Association, is the sister of Timothy G. Shack, Executive Vice President and Chief Information Officer of PNC. For 2007, she received a salary of $180,000 and a bonus of $199,800. In addition, during 2007, she received 660 options and 528 restricted shares of our common stock.

Indemnification and Advancement of Costs

People may incur liabilities for services rendered on our behalf and at our request. As our by-laws contemplate, we indemnify people against certain of these liabilities. We indemnify directors, officers and, in some cases, employees and agents. We also advance the costs incurred in connection with certain claims or proceedings on their behalf. Each person with this coverage must promise to repay the amounts we provide if the person is ultimately not entitled to indemnification.

We also have directors and officers insurance. This insurance provides coverage against certain liabilities and other expenses.

The indemnification provisions and the insurance coverage provide potentially significant benefits to our directors and executive officers. During 2007, we advanced costs on behalf of former PNC executive officers and directors in connection with certain matters. In 2007, we did not advance costs on behalf of any current PNC executive officer or director.

Related Person Transactions Policies and Procedures

SEC regulations (Item 404(b) of Regulation S-K) require disclosure of our related person transactions policies and procedures. In this regard, our principal policies and procedures are contained in our Employee Conduct Policies. The Employee Conduct Policies are a broad set of ethics-related policies that provide more detailed rules and guidance supporting our Code of Business Conduct and Ethics. The code is described in more detail on page 19.

In addition, we have policies and procedures to support our compliance with Regulation O, the federal banking regulation relating to the extensions of credit by our subsidiary banks to insiders. For these purposes, insiders include our directors, executive officers and entities in which the individuals have specific control positions.

We believe that these policies and procedures provide appropriate levels of control and monitoring of the types of related person transactions that are likely to arise in our business. We describe the policies and procedures in more detail below.

Employee Conduct Policies. Our Employee Conduct Policies contain several provisions that regulate related person transactions. The policies apply generally to all employees, including executive officers. The policies apply in some cases to directors.

Doing Business with PNC. Sometimes, a director or employee (or an immediate family member) has a significant personal or financial interest in an entity seeking to do business with PNC in a material transaction. For these transactions, we require prior approval from our Corporate Ethics Office before a director or employee becomes involved in a decision-making capacity, or other non-ministerial role on behalf of PNC. Under the Employee Conduct Policies, we use the phrase “extended family member” which is similar to the SEC’s definition of “immediate family member” in Item 404(a) of Regulation S-K. Our definition of “immediate family member” is more restrictive than the SEC’s definition, as it focuses on individuals residing with, or supported by, our director or employee.

Transacting PNC Business. We prohibit directors and employees from transacting business on behalf of PNC with respect to their own accounts, or the accounts of their extended family members. We also prohibit them from directing subordinates to perform any transaction that they would be prohibited from doing themselves.

Buying or Selling Goods and Services—Employees. Our employees may purchase properties or services from us if the properties or services are also available to:

•	The general public.

•	Substantially all employees.

•	Substantially all employees within a particular market or business.

The person may only purchase at the market rate or the general employee rate.

An employee may also sell or lease properties or services to us. The properties or services sold or leased to us must be at the market rate and on terms as favorable to us as what the employee would offer to an unrelated third party under similar circumstances.

Buying or Selling Goods and Services—Non-Employee Directors. Directors may not purchase properties or services from us unless they are offered in the regular course of our business. They must be purchased on terms comparable to those available to our other similarly situated customers.

Directors and their affiliated companies may not sell any properties or services to us unless the properties or services are sold in the regular course of business and sold on terms comparable to those available to our other similarly situated customers.

We employ relatives of executive officers and may employ relatives of directors, in some cases under circumstances that constitute related person transactions. See Family Relationships on page 23. We track the employment and compensation of relatives of executive officers and directors. The Employee Conduct Policies restrict special treatment in the hiring or compensation of a relative of an executive officer or director. Our employment of a director’s relative would be a factor in the determination of the director’s independence under NYSE rules and our categorical standards for director independence. See Corporate Governance at PNC—Director Independence, beginning on page 10.

Under the Employee Conduct Policies, employees may generally request exemptions from our Corporate Ethics Office. The Corporate Ethics Office may refer specific requests to the Ethics Policy Committee, a committee of senior managers that provides management oversight of ethics-related issues. The Ethics Policy Committee may refer such requests to the Board’s Audit Committee, which provides Board-level oversight of ethics-related issues, another appropriate Board committee or the entire Board of Directors.

If an executive officer requests an exemption under the Employee Conduct Policies, we generally refer the request to at least the Ethics Policy Committee. In 2007, no directors or executive officers requested an exemption under any of the provisions described above.

Regulation O Policies and Procedures. We design policies and procedures to achieve conduct resulting in compliance with Regulation O. Regulation O governs the extension of credit to directors and certain officers. If we extend credit in compliance with our Regulation O policies and procedures, we satisfy the requirements of the Employee Conduct Policies.

Our Regulation O policies and procedures require that:

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Extensions of credit to covered individuals or entities must be made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with those who are not covered. For credit extensions under a benefit or compensatory program widely available to all employees, we may not give preference to any covered individual.

•

The covered extension of credit be made following credit underwriting procedures no less stringent than those prevailing at the time for comparable transactions with non-covered individuals or entities. The extension of credit may not involve more than the normal risk of repayment or present other unfavorable features.

•	Individual and aggregate lending limits, depending on the identity of the borrower and the nature of the loan.

Each of PNC’s principal subsidiary banks has a Regulation O Credit Officer who reviews extensions of credit to determine our compliance with these policies. If an extension of credit would result in an aggregate credit extension of more than $500,000, the Board of the lending bank must approve it. The Board of the lending bank receives a report of all Regulation O credit extensions made to executive officers of the lending bank (which may not include all of PNC’s executive officers).

Compensation Committee Interlocks and Insider Participation

None of the current members of the Personnel and Compensation Committee are officers or former officers of PNC or any of our subsidiaries. None of our executive officers served as a member of the compensation committee of another entity whose executive officer served as our director or on our Personnel and Compensation Committee. None of our executive officers served as a director of an entity whose executive officer served on our Personnel and Compensation Committee.

Certain members of the committee, and their associates, were our customers or had transactions with us (or our subsidiaries) during 2007. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Please see Transactions Involving Directors and Executive Officers—Related Person Transactions Policies and Procedures—Regulation O Policies and Procedures above for more information.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities (currently, none) to file with us, the SEC and the NYSE initial reports of ownership and reports in changes in ownership of any PNC equity securities. With respect to 2007, to the best of our knowledge, all required report forms were filed on a timely basis, except with respect to: (1) two filings made on behalf of Donald J. Shepard in connection with disbursements from the former Mercantile Directors Deferred Compensation Plan; and (2) one filing made on November 21, 2007 for each of nine executive officers (William S. Demchak, Joseph C. Guyaux, Michael J. Hannon, William C. Mutterperl, Helen P. Pudlin, James E. Rohr, Timothy G. Shack, Thomas K. Whitford and John J. Wixted, Jr.) related to shares withheld to satisfy tax liability resulting from the November 15, 2007 vesting of restricted stock previously granted and reported. In making this statement, we have relied in part on the written representations of our current non-employee directors and our current and certain former executive officers and on copies of the reports provided to us.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

2007 Meetings

The chart below shows the names of our directors who served in 2007 and did not resign. The chart also shows each Board committee on which he or she served, and the number of meetings held. We also identify the chairs of each committee, and the directors designated by our Board as “audit committee financial experts”. In 2007, each director attended at least 75% of the combined total number of meetings of the Board and all committees on which the director served.

Committees
Director	Board	Audit	Executive	Nominating & Governance	Personnel & Compensation	Risk
Richard O. Berndt	X					X
Charles E. Bunch	X				X
Paul W. Chellgren	X	C*	X		X
Robert N. Clay	X			X
George A. Davidson, Jr.	X	X
Kay Coles James	X				X
Richard B. Kelson	X	X*			X
Bruce C. Lindsay	X	X				X
Anthony A. Massaro	X			X		X
Jane G. Pepper	X			X
James E. Rohr	X		X			X
Donald J. Shepard	X					X
Lorene K. Steffes	X					X
Dennis F. Strigl	X		X		C
Stephen G. Thieke	X		X			C
Thomas J. Usher	X		C	C	X
George H. Walls, Jr.	X	X
Helge H. Wehmeier	X			X
Number of Meetings in 2007	17	13	3	7	7	6

X – Member
C – Chairperson
* – Designated as audit committee financial expert

Board Committees

Our Board currently has five standing committees.

•	Audit Committee (see pages 17-18)

•	Executive Committee

•	Nominating and Governance Committee (see pages 14-16)

•	Personnel and Compensation Committee (see pages 16-17)

•	Risk Committee

Our by-laws authorize the Board to create other committees. Each committee may form and delegate authority to subcommittees of one or more committee members.

Each committee operates under a written charter approved by the Board. The committee annually reviews and reassesses each charter. The descriptions of the committee functions in this proxy statement are qualified by reference to the committee charters and our relevant by-law provisions.

The Executive Committee generally acts, as appropriate, in between meetings of the Board. Its purpose is to provide an efficient means of considering matters and taking actions (such as merger and acquisition activities) as may require the Board’s attention or the exercise of the Board’s powers or authority.

The Risk Committee’s purpose is to provide oversight of our enterprise-wide risk structure and the processes established to identify, measure, monitor and manage our credit risk, market risk (including liquidity risk) and operating risk (including technology, operational, compliance and fiduciary risk).

Director Compensation for Fiscal 2007

Our Board’s Nominating and Governance Committee reviews non-employee director compensation and makes an annual compensation recommendation to the Board. The Committee reviews the annual retainer and meeting fees, committee Chairman and Presiding Director retainers, equity-based grants and the three compensation plans applicable to non-employee directors. In addition to annual compensation, the committee may approve special compensation to a director for extraordinary service.

The committee also receives a report from Towers Perrin that analyzes the non-employee director compensation program and compares the program to peer group programs. The primary objectives of the committee’s annual review are to confirm continued alignment with business and shareholder interests, evaluate the competitiveness of our director compensation program relative to the peer group and to identify and respond to continued changes in director compensation in light of the competitive environment.

Mr. Rohr receives no additional compensation for serving as a PNC director. All other directors are paid under compensation schedules approved by the Nominating and Governance Committee.

We explain the elements of the directors’ 2007 compensation program below. On April 22, 2008, the Nominating and Governance Committee will conduct its annual compensation review for 2008.

Annual Retainer Schedule

Retainer for each Director	$45,000
Committee Chair’s retainer, for each Committee chaired	$10,000
Additional retainer for Chairs of the Audit and Risk Committees	$10,000
Presiding Director’s retainer	$10,000

Meeting Fee Schedule

Each Board meeting, except quarterly telephonic dividend meetings	$1,500
Each quarterly telephonic dividend meeting	$750
For each of the first six meetings held annually by each Committee or Subcommittee on which the Director serves	$1,500
For the seventh and each succeeding meeting held annually by each Committee or Subcommittee on which the Director serves	$2,000

2007 Equity-Based Grants

Value of January 2, 2008 annual grant of PNC common stock under the 1992 Director Share Incentive Plan*	$5,049
Value of 1,232 deferred stock units awarded to each Director’s account under the Outside Directors Deferred Stock Unit Plan as of April 24, 2007	$91,858

*	Under accounting rules (FAS 123R), PNC recognized compensation expense in 2007 for this 2008 grant.

Deferred Compensation Plans. Our non-management directors are also eligible to participate in the two deferred compensation plans described in this table:

	Directors Deferred Compensation Plan	Outside Directors Deferred Stock Unit Plan
Purpose	Voluntary deferral of retainers and meeting fees.	Automatic deferral of any deferred phantom stock units awards.

Investment Options	May choose to invest in phantom shares of PNC common stock or an interest rate alternative (10-year Treasury note). Minimum annual deferral of $11,250.	Phantom shares of PNC common stock. All awards are deferred.

Payout Date and Beneficiary	Director chooses both.	Director chooses both. In general, payout date can’t be before retirement from the Board or age 70.

Voting Rights and Dividends	If invested in phantom shares, each share receives deemed dividends, but has no voting rights.	Deemed dividends, but no voting rights.

Form of Payment	Cash only.	Cash only.

Other Director Benefits. Our directors are generally entitled to the following benefits:

•

PNC Directors Charitable Matching Gift Program. We will match a director’s personal gifts to qualifying charities up to an aggregate limit of $5,000 a year. Mr. Rohr may participate in our employee matching gift program ($2,500 annual limit), rather than this one.

•	Insurance Policies. We pay for various insurance policies that protect directors and their families from personal loss connected with Board service.

•	Travel, Lodging and Meals. We pay for expenses connected with our directors’ Board service, including travel, lodging and meals.

•

Incidental Benefits. We may provide various incidental benefits, including: holiday gifts; tickets to sports, cultural, social and other events; and travel on corporate aircraft for personal purposes in very limited circumstances, such as a family emergency or when a seat is available on a trip already planned by one of our officers.

With respect to fiscal year 2007, we provided the following compensation to our directors:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
	(b)	(c)	(d)	(e)
Richard O. Berndt (a)	$45,058	$96,907	$—	$33,571	$175,536
Charles E. Bunch (a)	$43,558	$96,907	$—	$7,670	$148,135
Paul W. Chellgren	$132,250	$96,907	$—	$94,070	$323,227
Robert N. Clay	$78,750	$96,907	$—	$53,622	$229,279
J. Gary Cooper (a)	$39,226	$—	$—	$12,842	$52,068
George A. Davidson, Jr.	$91,750	$96,907	$—	$39,131	$227,788
Kay Coles James	$74,250	$96,907	$—	$7,705	$178,862
Richard B. Kelson	$103,750	$96,907	$—	$23,732	$224,389
Bruce C. Lindsay	$100,750	$96,907	$—	$36,966	$234,623
Anthony A. Massaro	$89,750	$96,907	$—	$21,083	$207,740
Jane G. Pepper	$78,750	$96,907	$—	$26,034	$201,691
Donald J. Shepard (a)	$43,558	$96,907	$—	$27,337	$167,802
Lorene K. Steffes	$77,250	$96,907	$—	$29,846	$204,003
Dennis F. Strigl	$98,250	$96,907	$—	$42,458	$237,615
Stephen G. Thieke	$103,250	$96,907	$—	$18,721	$218,878
Thomas J. Usher	$123,750	$96,907	$—	$67,274	$287,931
George H. Walls, Jr.	$95,250	$96,907	$—	$14,673	$206,830
Helge H. Wehmeier	$77,250	$96,907	$—	$51,861	$226,018

(a)	On April 24, 2007, Mr. Cooper retired as a director of PNC and our principal banking subsidiary, PNC Bank, National Association. In accordance with our Corporate Governance Guidelines, which provide that any person age 70 or older shall not be nominated for re-election as a director, Mr. Cooper was not nominated for re-election at the annual meeting of shareholders held on that date. Messrs. Berndt, Bunch and Shepard joined the Board upon their election at the annual meeting of shareholders held on April 24, 2007.

(b)	This column includes the annual retainer for directors and the 2007 Board and committee meeting fees paid in 2007. This includes the meeting fees for the fourth quarter of 2006, which were paid in arrears in 2007, but does not include the meeting fees for the fourth quarter of 2007, which were paid in 2008. The amounts in this column also include the following fees deferred under our Directors Deferred Compensation Plan, a non-qualified defined contribution plan: Messes. James ($18,563), Pepper ($10,000) and Steffes ($15,450) and Messrs. Chellgren ($132,250), Cooper ($19,613), Lindsay ($15,500), Strigl ($98,250), Thieke ($10,000), Usher ($123,750) and Walls ($95,250).

(c)	The dollar values in this column include the recognized compensation expense for 2007, as described in FAS 123R, for 1,232 deferred stock units awarded to each director’s account under our Outside Directors Deferred Stock Unit Plan as of April 24, 2007 and 78 shares awarded to each Director on January 2, 2008 under the 1992 Director Share Incentive Plan.

The 1,232 deferred stock units were valued at $91,858 based on the closing PNC stock price of $74.56 a share on April 24, 2007, the date of grant. The 78 shares of common stock were valued at $5,049 based on the closing PNC stock price of $64.73 a share on January 2, 2008, the date of grant.

As of December 31, 2007, each non-employee director had the following outstanding stock and option awards:

Stock and Option Awards Outstanding as of Year-End 2007

Name	Aggregate Number of Shares of Common Stock or Units (#)	Aggregate Number of Options (#)
(a)	(b)	(c)
Richard O. Berndt	1,254	0
Charles E. Bunch	1,254	0
Paul W. Chellgren	10,465	14,000
Robert N. Clay	8,386	8,000
J. Gary Cooper	0	6,000
George A. Davidson, Jr.	14,426	14,000
Kay Coles James	2,620	0
Richard B. Kelson	6,008	6,000
Bruce C. Lindsay	11,011	0
Anthony A. Massaro	6,008	6,000
Jane G. Pepper	8,838	14,000
Donald J. Shepard	1,254	0
Lorene K. Steffes	6,467	14,000
Dennis F. Strigl	6,008	14,000
Stephen G. Thieke	6,008	6,000
Thomas J. Usher	11,122	14,000
George H. Walls, Jr.	2,620	0
Helge H. Wehmeier	10,857	14,000

No stock options were granted in 2007 or 2006. Stock options granted in 2005 include options for 30,000 shares that were granted to non-employee directors that year. Awards granted to non-employee directors in 2007 include 20,944 deferred stock units awarded under the Outside Directors Deferred Stock Unit Plan. A deferred stock unit is a phantom share of our common stock, which requires liability accounting treatment under FAS 123R until such awards are paid to the participants as cash. As there are no vesting or service requirements on these awards, total compensation expense is recognized in full on all awarded units on the date of grant. For additional information on how we have applied FAS 123R, including our application of the Black-Scholes valuation model, please see Note 18, “Stock-Based Compensation Plans,” to PNC’s financial statements in the Form 10-K for the year ended December 31, 2007.

(d)	Please see footnote (c) above.

(e)	This column reflects matching gifts made by us to charitable organizations on behalf of the following directors: Ms. Steffes ($4,200) and Messrs. Berndt ($5,000), Bunch ($5,000), Chellgren ($5,000), Clay ($5,000), Cooper ($5,000), Davidson ($5,000), Lindsay ($5,000), Massaro ($2,500), Shepard ($5,000), Strigl ($5,000), Thieke ($3,000), Usher ($5,000), Walls ($5,000) and Wehmeier ($5,000). This column also includes income under the Director Deferred Compensation Plan and Outside Director Deferred Stock Unit Plan in the following amounts: Messrs. James ($5,454), Pepper ($24,923) and Steffes ($24,885) and Messrs. Berndt ($1,559), Bunch ($1,559), Chellgren ($73,765), Clay ($47,511), Cooper ($7,842), Davidson ($33,020), Kelson ($22,621), Lindsay ($30,855), Massaro ($17,472), Shepard ($1,559), Strigl ($36,347), Thieke ($14,610), Usher ($60,023), Walls ($8,103) and Wehmeier ($45,750), dividend income under the Mercantile Bankshares Corporation Deferred Compensation Plan for Messrs. Berndt ($25,901) and Shepard ($16,653), and dividend income of $10,825 for Mr. Chellgren under the PNC Bank Kentucky, Inc. Directors Deferred Compensation Plan. This column also includes the following costs associated with personal aircraft usage by a guest of a director, who accompanied the director on personal flights: Messrs. Chellgren ($3,369) and Shepard ($3,014). The column also reflects the value of tickets to sporting events provided to Ms. James ($1,140) and Messrs. Usher ($1,140) and Walls ($460). The amount in this column also includes the prorated value ($1,111) of a charitable donation to Teach for America, a nonprofit entity, made by the PNC Foundation in the name of the PNC Board of Directors. The aggregate value of this contribution was $20,000. This amount is not included in Mr. Cooper’s total, as he was no longer a director at the time of the donation.

Directors Stock Ownership Requirement. Our Board has adopted a common stock purchase requirement for our non-management directors. Each director must annually purchase or acquire PNC common stock (or phantom shares) that equals at least 25% of the annual retainer for that year. Currently, this amount equals $11,250.

A director may satisfy this requirement through open market purchases, participation in our Dividend Reinvestment and Stock Purchase Plan or investments in phantom shares of common stock in our two deferred compensation plans. Any non-management director who holds at least 5,000 shares of PNC common stock (or phantom shares) as of the last business day of the preceding calendar year is not subject to this requirement. All directors either comply with the policy or, for directors who joined the Board in 2007, have committed to comply with it. As of the end of 2007, all directors owned shares of PNC equity or equity-based units, and all but three of our most recently appointed non-employee directors had at least 5,000 shares of PNC common stock or common stock units.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Program

Compensation Philosophy. We operate in a highly competitive environment. To succeed, we need executives with a wide range of skills. We design our compensation programs to attract, motivate and retain key employees. Our Board’s Personnel and Compensation Committee approves our compensation philosophy and supervises these programs.

The Committee believes that compensation should reflect performance and should be fair, competitive and reasonable in light of a person’s responsibilities and experience. In general, the Committee believes that corporate performance in the middle of the peer group should result in compensation for our executives in the middle of the peer group. As our performance varies, so should our compensation. This does not mean that the Committee relies on formulas to make compensation decisions. For most decisions, the Committee uses its judgment and understanding of peer group performance and pay practices to determine appropriate performance-adjusted pay levels. As part of this process, the Committee also focuses on how to retain existing executives and attract others.

The Committee believes that we can best achieve our principles and objectives through a mixture of compensation programs. The following are the principal elements of our executive compensation program:

Current Annual Compensation	Equity-Based Compensation	Post-Employment Compensation
Base Salary Annual Incentive Award (Bonus)	Stock Options Incentive Performance Units Restricted Stock	Pension Plans Savings Plans Change in Control Benefits

The different types of compensation play different roles within the overall executive pay structure. Decisions relating to the amount and form of annual cash compensation and equity-based compensation are motivated by the desire to have pay vary according to performance, and provide an appropriate mix of incentives. The Committee believes that the types of performance rewarded by these programs tend to promote and correlate well with strong shareholder returns.

Most of the pay that our executives receive is variable, based on performance. Our incentives look to both shorter and longer-term performance in a way that should align the executives’ interests with those of our shareholders. The incentive compensation programs collectively provide a blend of features that break into two key types.

The annual incentive award looks at various performance metrics for the year, but our primary performance metrics are earnings per share (EPS) and return on average common shareholders’ equity (ROCE) compared to our peers. The Committee believes that EPS and ROCE performance are the appropriate primary metrics for evaluating corporate performance on an annual basis because these metrics represent how effectively our management deploys capital and delivers earnings to our shareholders.

Equity-based compensation rewards executives for increases in the market value of our common stock over time. Obviously, improvement over time in the value of our stock is a primary goal for our shareholders. The Committee does not believe that equity-based grants should reward or penalize executives for past performance. Accordingly, the Committee does not consider an executive’s prior gains when granting current awards.

The Committee believes that our pension and savings plans and our change in control arrangements are competitive with our peers. These are important to our ability to attract and retain high-quality executives. In addition to assisting the executives with respect to their retirement planning, these plans and arrangements cover the impact of termination of employment following a change in control of the company.

Committee Process. The Committee meets at least six times a year. Before each meeting, the Committee chairman reviews the agenda, materials and issues with members of our management and the Committee’s independent executive compensation consultant, as appropriate. The Committee may invite legal counsel or other external consultants to advise the Committee during meetings and preparatory sessions.

The Committee regularly meets in executive sessions without management present. At each in-person meeting of our full Board, the Committee chairman presents a report of the items discussed and the actions approved at previous Committee meetings. The chairman provides these reports during an executive session of the Board. The Committee consults with the non-management and independent directors regarding significant decisions affecting the CEO’s compensation.

As is true for each of our Board’s regular Committees, the Committee operates under a written charter, which is reviewed and assessed each year. We provide the charter to the public at www.pnc.com. (“About PNC—Investor Relations”.) The Committee also conducts an annual self-evaluation of its performance and identifies areas for improvement.

Use of Compensation Consultants. The Committee has the sole authority to retain and terminate any compensation consultant directly assisting it. The Committee also has the sole authority to approve fees and other engagement terms.

McLagan. Under this authority, the Committee retains McLagan, an independent consulting firm, to advise it on executive compensation matters. In this capacity, McLagan reports directly to the Committee.

McLagan attends most of the in-person and telephonic meetings of the Committee, and meets regularly with the Committee without members of management present. McLagan also reviews and may contribute to meeting agendas. McLagan and members of management assist the Committee in its review of proposed compensation packages for our executive officers.

Throughout the year, McLagan also assists the Committee in its analysis and evaluation of our overall executive compensation program and the structures used to pay our executive officers. McLagan reviews information supplied by management and compensation-related surveys and reports. From time to time, McLagan may be requested to help the Committee evaluate compensation programs that are specific to business units.

McLagan also provides limited services directly to our management. Management often requests these services due to a particular business or subject matter expertise offered by McLagan. McLagan has provided our management with industry-specific surveys of compensation practices. The Committee reviews reports describing the services provided directly to our management, and the associated fees that McLagan receives. In 2007, the fees received by McLagan for the services it provided directly to the Committee totaled approximately $175,000. The fees received by McLagan for the services provided to management totaled approximately $140,000 (the vast majority was survey- related). The Committee believes that providing limited services to management, primarily informational rather than advisory, does not impair the independence of the advice that it receives from McLagan.

In February 2008, the Committee evaluated the scope and nature of the services provided by McLagan and McLagan’s overall performance. After discussing the results of the review, and having an opportunity to ask questions of McLagan’s representative, the Committee determined that McLagan was independent from PNC’s management. The Committee also concluded that McLagan provided appropriate support to the Committee. This review was included as part of the Committee’s annual self-evaluation process.

Towers Perrin. Our management retains Towers Perrin, a global professional services firm, as its principal compensation advisor. Towers Perrin provides various actuarial and management consulting services to us. Our management utilizes Towers Perrin to:

•	Analyze the competitiveness of specific compensation programs, such as executive retirement benefits or change of control arrangements.

•	Prepare specific actuarial calculations on values under our retirement plans.

•	Prepare “tally sheets” for each named executive officer.

•	Prepare surveys of competitive pay practices.

•	Analyze our director compensation packages and provide reports to our management and the Board’s Nominating and Governance Committee.

•	Update management on the effect of relevant laws and regulations.

Reports prepared by Towers Perrin that relate to executive compensation are also shared with the Committee and McLagan, in its capacity as advisor to the Committee.

Compensation Decisions. The Committee reviews all of the elements of the compensation programs periodically and adjusts those programs as appropriate. Each year, the Committee makes decisions regarding the amount of annual compensation and equity-based or other longer-term compensation. For the most part, these decisions are made in the first quarter of each year, using both forward-looking and historical performance. The Committee reviews aspects of our post-employment compensation programs annually, but does not necessarily adjust them each year.

The Committee considers many factors when making its decisions. Consistent with our compensation philosophy, the Committee focuses primarily on our relative corporate performance. To the extent available, it also reviews compensation for peer group executives with similar duties. An executive’s historical compensation, compensation comparisons among executives and consideration of retention issues may also impact decisions. In some cases line of business performance may also be meaningful, and the Committee will sometimes make adjustments to reflect individual job performance.

The Committee receives comparative compensation data from our management, from proxy statements and other public disclosures, and through surveys and reports prepared by McLagan and Towers Perrin. The Committee reviews tally sheets each year. The tally sheets set forth the compensation history for each executive officer. The Committee uses tally sheets to understand the complete compensation package for our executives and the changes from year to year.

Like us, our peer group generally makes principal annual compensation decisions in the first quarter of the year. This practice limits our access to real-time information. For example, at the time we award compensation, the most current peer group proxy statements contain data from the previous year. When the Committee makes its decisions, our peers may not yet have disclosed their more recent decisions. The Committee understands that even the best available compensation information often lags the most current practice.

After all peers have disclosed their compensation data for a given year, the Committee compares our compensation awards to the awards made by our peers. The Committee uses this comparison to aid its understanding of the reasonableness and appropriateness of its past compensation decisions.

In addition, the Committee receives an annual succession planning report and management presentation. The materials include, among other things, a discussion of the individual performance of executive officers. These performance appraisals provide necessary background and context to the Committee, and give each Committee member a familiarity with the executive’s position, duties, responsibilities and performance.

2007 Peer Group. Each year, the Committee approves a group of our peers. Management and the Committee use this group to help us compare our corporate performance and our executive compensation. In approving a peer group, the Committee analyzes several factors, including the mix and complexity of businesses, the markets being served, market capitalization, asset size, and changes resulting from mergers or shifts in strategic direction. The Committee discussed the proposed 2007 peer group with management and McLagan, and approved the following group:

•	BB&T Corporation

•	Comerica Inc.

•	Fifth Third Bancorp

•	KeyCorp

•	National City Corporation

•	Regions Financial Corporation

•	SunTrust Banks, Inc.

•	U.S. Bancorp

•	Wachovia Corporation

•	Wells Fargo & Company

The Committee has approved the same peer group for use in 2008.

Executive Compensation Components

The programs described below provided the principal elements of executive compensation for 2007. The Committee expects to maintain the same executive compensation structure for 2008.

Base Salaries. Although the Committee places most of the earning opportunities for our executives into incentive-based programs, it believes that it is appropriate to provide a reasonable amount of fixed annual compensation through a base salary. In approving an appropriate base salary, the Committee considers several factors. These factors include:

•	The external competitiveness of the executive’s total compensation package.

•	The relative importance of the job to PNC.

•	The nature and complexity of the job duties.

•	Salary recommendations from our management and CEO.

The Committee does not assign relative weights to any of these factors. The Committee reviews salaries annually, but may also adjust salaries at any point during the year. The Committee does not necessarily adjust an executive’s base salary each year.

Bonuses. At the beginning of each year, the Committee approves a target annual incentive award, or bonus, for each executive officer. As a starting point, the Committee attempts to position current cash compensation (salary + target bonus) in the middle of the competitive marketplace.

After the year is over, the Committee approves the size of the bonus, if any. The amount of each bonus depends primarily on our relative corporate performance. The Committee may also consider the financial performance of a line of business. Individual performance could increase or decrease the bonus if the performance differs significantly from our corporate performance.

Performance Goals. The Committee reviews several performance metrics when determining bonuses. It does not, however, award bonuses by following a formula. The Committee focuses on EPS and ROCE performance. With respect to EPS performance, the Committee looks primarily at EPS growth compared to our peers. The Committee also looks at performance compared to an “EPS Goal” for the year. The EPS Goal is based on the EPS included in the annual budget that our Board reviews.

The Committee validates the EPS Goal at the outset of every year. First, we create the projected ROCE that is implied by our EPS Goal. The Committee compares this implied ROCE with the projected ROCE for our peers. We estimate peer ROCE by using the consensus earnings estimates from the stock analysts following those companies. The Committee believes that this process helps determine whether the EPS Goal is competitive.

Following the disclosure of full-year financial data for our peers, management reviews peer group EPS, ROCE and other performance metrics with the Committee and our independent consultant. Our finance department certifies our results for the year.

Management recommends payouts, which are estimated to produce cash compensation consistent with our relative performance. Management provides information to the Committee to enable it to compare us to peers in adjusted EPS growth, ROCE and the other performance metrics. Following this review, the Committee decides on the actual amount of bonuses to pay to the executive officers.

Our §162(m) Plan. With respect to our CEO and four other executive officers, the process described above for receiving a bonus is guided by the terms of our shareholder-approved 1996 Executive Incentive Award Plan. Awards paid under this plan are intended to comply with Section 162(m) of the Internal Revenue Code. For an eligible executive, this plan serves as the sole mechanism for awarding the annual bonus.

The maximum bonus amount that each plan participant may receive equals 0.2% of our “Incentive Income,” as defined in the plan. The Committee’s independent compensation consultant advised the Committee that the material terms of this plan, including the maximum bonus amount of 0.2%, were competitive with similar plans for our peer group. The committee selected this maximum amount to help ensure that the executive officer bonus pool would not need to be increased after the end of a year, and that bonuses would still be closely tied to our overall performance.

We determine “Incentive Income” in accordance with generally accepted accounting principles. It represents our consolidated net income, adjusted to add back income taxes, and further adjusting for the impact of changes in tax law, extraordinary items, discontinued operations, acquisition and merger integration costs, and the impact of our obligation to fund long-term incentive programs at BlackRock, Inc. (We have agreed to transfer a portion of our equity ownership interest in BlackRock in the future to help it fund its incentive programs. Currently, as a result, we record a quarterly accounting adjustment based on changes in the market price of BlackRock stock.)

Once the maximum bonus amount is determined, the Committee considers the various performance factors described above and reduces the bonus from the tax-deductible maximum to the actual amount paid to each executive. This process is called “negative discretion”.

For 2007, the maximum award amounts under the plan and the actual bonuses paid in 2008 were:

Plan Participants*	Maximum Award Amount	Actual Bonus**
CEO	$4,740,000	$3,500,000
Highest Compensated Executive Officer (other than CEO)	$4,740,000	$1,625,000
2nd Highest Compensated Executive Officer (other than CEO)	$4,740,000	$1,600,000
3rd Highest Compensated Executive Officer (other than CEO)	$4,740,000	$950,000
4th Highest Compensated Executive Officer (other than CEO)	$4,740,000	$900,000

*	For 2007, one Plan participant is not a named executive officer.
**	Including amounts deferred into restricted stock.

Bonus Deferrals and the “25/25 Program”. Our named executive officers receive a portion of their bonuses in restricted stock, under what we call the “25/25 Program”. This program applies to all participants in the 162(m)-qualified plan, as well as most other executive officers. This mandatory deferral into restricted stock helps to reinforce the alignment between our executives and our shareholders.

Each bonus consists of two parts, as explained in the following table:

75% of Bonus Amount	25% of Bonus Amount
Paid in cash or voluntarily deferred under PNC’s Deferred Compensation Plan.	“25/25 Program” Awarded in restricted stock. Increased by an additional 25% (6.25% of total bonus) to reflect the risk of forfeiture and lack of liquidity.

The Summary Compensation Table on page 56 shows the cash bonus amount for 2007 (paid in 2008) under the column labeled “Non-Equity Incentive Plan Compensation”. Accounting expense related to the restricted stock portion generally reflects grants made during the past three years (or past year, if retirement-eligible) and is reflected in the Summary Compensation Table under the column labeled “Stock Awards”. The 2007 grant is shown in the “All Other Stock Awards” column in the Grants of Plan-Based Awards in 2007 table on page 59.

The restricted stock cliff-vests after three years, subject to the executive’s continued employment. During the vesting period, the officer receives regular dividends on restricted stock and can vote the stock, but cannot sell or transfer it.

Equity-Based Compensation. The Committee believes that long-term, equity-based compensation provides strong incentives for executives to improve our long-term performance and deliver value to our shareholders. It also aids in our retention efforts. Over the long term, the Committee believes that executive compensation should be substantially linked with corporate performance and shareholder value. As an example, the Committee may take our three-year relative total shareholder return into account when deciding on the size of awards.

Starting with an approximate middle of the competitive marketplace, the Committee determines the amount of long-term compensation granted to executives. The value ultimately realized by executives will be based on our performance.

The Committee also reviews the appropriateness of our equity-based incentive compensation vehicles. In the past, we relied more on restricted stock than we do now. We still may grant restricted stock in limited circumstances (or restricted phantom stock units, which mirror the performance of our common stock), but the Committee believes that the current balance of stock options and incentive performance units is appropriate.

The Committee believes that an approximately even split between the grant values of options and target incentive performance units would be appropriate, reasonable and competitive. The Committee does not precisely target this split, and may adjust the individual awards based on the factors listed in the “Base Salary” discussion above.

Stock Options. We grant options to purchase our common stock under our shareholder-approved 2006 Incentive Award Plan. We grant these options to executive officers and other senior employees. Stock options generally become exercisable in equal installments over three years and have a ten-year term. Stock options are granted with an exercise price equal to the closing price of PNC common stock on the grant date. We do not reprice options. Although we have not done so recently, we may also grant options with other vesting schedules, including possible performance criteria. Please see the Grants of Plan-Based Awards in 2007 table on page 59 for information on the option grants made in 2007. We have also included a discussion of our stock option and equity granting practices, beginning on page 51. We have outstanding options that may be “reloaded,” but we no longer grant reload options.

Incentive Performance Units. Incentive performance units are long-term grants made under the 2006 Incentive Award Plan and are part of the long-term compensation component of total compensation for certain executive officers. Since 2006, our incentive performance units have been granted annually and have three-year performance periods. The Committee believes that these features give us the flexibility to reflect changing conditions and make compensation awards more appropriate over time. The grants are subject to the achievement of corporate performance goals and other conditions established by the Committee. At the end of a performance period, the Committee must certify the level of performance and determine any awards. The current practice is to make grants annually with three year performance periods. For each year, our EPS growth and ROCE are compared to that of our peers. Our relative performance under each metric for each year is averaged to determine the maximum award at the end of the performance period. The key terms and conditions of the 2007 and 2008 grants are set forth in the 2007 Compensation Decisions—Equity-Based Compensation section on page 45.

Stock options reward executives if our stock price rises. Options provide no value if the stock price stays flat or goes down. Our incentive performance units reward executives for achieving other performance metrics, when compared against our peers, with the ultimate value also affected by movement in our stock price. Considered as a whole, our long-term equity-based incentive compensation program is not tied purely to stock price performance. The Committee believes that this package of incentives, which rewards executives for outperforming our peers, helps align in a balanced way their financial interests with those of our shareholders. The Committee is aware of recent criticisms of the risks presented by an over-reliance on options. It believes that the use of the incentive performance metrics helps mitigate against those risks without sacrificing the strong incentive for stock price growth offered by the reasonable use of stock options.

Restricted Stock and Restricted Phantom Stock Units. We may grant restricted stock, other than the stock granted under the 25/25 Program, and restricted phantom stock units.

Post-Employment Compensation. We provide post-employment compensation to our employees, including our named executive officers. The Committee believes that offering such compensation allows us to attract and retain qualified employees and executives in a highly competitive marketplace.

The principal elements of our post-employment compensation include a qualified defined benefit cash balance pension plan, as well as a non-qualified cash balance pension plan. We also maintain a separate supplemental retirement benefit plan for most of our executive officers.

Cash Balance Pension Plan. We maintain a pension plan for most of our full-time employees. The pension plan is a defined benefit cash balance pension plan under the Employee Retirement Income Security Act of 1974, as amended (ERISA), and is qualified under Section 401(a) of the Internal Revenue Code. Each calendar quarter, eligible participants receive “earnings credits” expressed as a percentage of covered earnings, in accordance with a schedule based on the participant’s age plus years of credited service.

We define “covered earnings” as regular earnings plus eligible variable compensation, such as paid bonuses. Covered earnings do not include deferred bonus payments, which are applied to our excess pension plan discussed below. For a calendar year, we generally limit total eligible variable compensation to the greater of $25,000, or 50% of the employee’s total eligible variable compensation. We generally limit eligible variable compensation to $250,000 for purposes of the 50% calculation in this plan.

We contribute an actuarially determined amount necessary to fund the total benefits payable to participants. Actuaries calculate contributions in the aggregate rather than with respect to each individual participant.

Excess Pension Plan. We also maintain an ERISA excess pension plan, which is a supplemental non-qualified pension plan. The excess pension plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under the Internal Revenue Code and the amount that would be provided by the pension plan if no limits were applied. The excess pension plan also recognizes deferred bonuses that are not included in the pension plan as covered earnings.

Supplemental Retirement Benefit Plan. We also maintain a separate supplemental retirement benefit plan for our executive officers. This plan provides earnings credits for eligible bonuses. Some of our executive officers continue to be entitled to benefits under the pension plan and supplemental retirement benefit plan resulting from their participation in a prior pension plan, as described on pages 64 and 65. As part of its ongoing review of compensation practices, the Committee decided in 2007 to eliminate participation in this supplemental retirement benefit plan (and the Key Executive Equity Plan discussed below) for new executive officers in the future.

Defined Contribution Plans—ISP and SISP. We maintain an incentive savings plan (ISP), which is a qualified defined contribution plan (401(k) plan) and a supplemental incentive savings plan (SISP), which is a non-qualified excess defined contribution plan. We match contributions by all eligible employees to both of these plans. The ISP match is subject to limitations imposed by the IRS. The Committee caps our match on SISP contributions at $5,000.

Other Compensation. Other compensation includes a split dollar insurance arrangement, long-term disability insurance and perquisites received by our executive officers.

Insurance Arrangements. We pay premiums for most of our executive officers, including the named executive officers, in connection with the Key Executive Equity Plan, a split-dollar insurance arrangement. In addition, we pay long-term disability premiums on behalf of our named executive officers.

Perquisites. The Committee believes that perquisites should be a minimal part of executive compensation. We value perquisites on the basis of their incremental cost to us. In 2004, the Committee determined that the annual incremental cost to us of perquisites should not exceed $50,000 for any executive officer.

We consider a benefit to be a perquisite or personal benefit unless its purpose is clearly and exclusively business related. The principal categories of benefits that may be provided by us to some or all of our executive officers that we consider perquisites include: personal use of corporate aircraft, regardless of whether the use is dictated by security concerns; dues we pay for club memberships not used exclusively for business purposes and all tax gross-ups for club dues; the services of outside professionals and financial consultants; the incidental costs of medical examinations not covered by health insurance; and home security devices. For 2007, the Committee approved management’s request to eliminate any company car usage or car allowance for executive officers. From time to time, we may provide additional perquisites to an executive officer on an isolated basis, particularly where we perceive a corporate benefit from the perquisite.

In light of the Committee’s perquisite cap, we ask our officers to reimburse us for any perquisites that exceed $50,000. We determine the amount of the reimbursement as soon as practicable after we determine the aggregate incremental cost of all perquisites. For 2007, Messrs. Rohr, Guyaux and Demchak each reimbursed PNC in connection with some of the perquisite cost.

Due to certain operational restrictions and administrative efficiencies, we operate our corporate aircraft under Federal Aviation Administration (“FAA”) rules and regulations that limit our ability to accept reimbursement for personal aircraft usage. The Committee approved the execution of time sharing agreements between us and Messrs. Rohr, Guyaux and Demchak with respect to use of our corporate aircraft. Such agreements provide a mechanism for obtaining reimbursement from the officer of the incremental cost of corporate aircraft use that may otherwise result in an officer exceeding the $50,000 cap, while complying with the FAA rules and regulations. The costs paid by our executive officers under the terms of the time sharing agreements include a federal excise tax and other fees that exceed the aggregate incremental cost that we report in this proxy statement as the value of the corporate aircraft perquisite. For flights subject to these time sharing agreements, the officer is required to pay us the maximum amount permissible under FAA regulations.

2007 Compensation Decisions

In making compensation decisions during 2007, the Committee used the processes and applied the considerations set forth above. The Committee used the same general process to determine compensation for each of our named executive officers. The compensation paid to our named executive officers differs primarily due to the differences in duties and responsibilities, and the differences in the amount of compensation that our peers pay similarly situated executives. Some of the compensation amounts shown in the Summary Compensation Table, such as the changes in pension value, are also impacted by an officer’s tenure at PNC, and, in particular, how long that officer has been at a senior executive level.

As previously noted, each year, the principal decisions made by the Committee that impact the amount of compensation for each executive officer are the amount of salary for the upcoming year, the bonus to be paid for the prior year and the number of options and incentive performance units to be granted. These decisions are ordinarily all made in the first quarter of each year. For the named executive officers, we believe it is useful to compare the Committee’s compensation decisions made in the first quarters of 2007 and 2008. Although most of this information is contained in the various compensation tables and related disclosure set forth in the Executive Compensation Tables, beginning on page 55, we believe that it would be helpful in understanding the Committee’s decision-making to show the impact of all of these decisions in the additional tables, which we set forth below. In each decision category, a major part of the compensation decisions reflects recent corporate performance.

As a “snapshot” of the committee’s decision-making at one point in time, the tables on page 43 depict compensation related to or received over several years. For example, any salary changes take effect in March, while the bonus paid in March is based on the previous year’s performance. The options and incentive performance units are granted early in the year, but will not be exercisable or payable, if at all, until a future date. For an understanding of the compensation treated as being received in a specific fiscal year, please see the Summary Compensation Table on page 56.

We do not intend these new tables to serve as a substitute for the information contained in the Summary Compensation Table or the other tables included in the Executive Compensation Tables. Those other compensation tables contain important additional information, and the tables on page 43 below should be reviewed in light of all of the compensation-related information that we disclose.

The tables below exclude amounts paid to Mr. Kelly in 2007 and 2008. Mr. Kelly was the former CEO of Mercantile Bankshares Corporation, which PNC acquired in March 2007. Mr. Kelly was a Vice Chairman of PNC from the acquisition date until June 29, 2007. The amounts he received, as shown in the Summary Compensation Table on page 56, were paid in connection with the terms of a letter agreement between PNC and Mr. Kelly that took effect at the acquisition closing. Mr. Kelly agreed to waive his rights under existing change in control agreements in place at Mercantile in exchange for the rights set forth in this letter agreement. As the amounts awarded under the letter agreement do not reflect the Committee’s ordinary decision-making process, they have been excluded from the tables.

Compensation Decisions in the First Quarter of 2007

Name	Salary (as of March 2007)	2006 Bonus (determined and paid in 2007)*		Annual Option Grant Value (January 2007) **	Target Incentive Performance Unit Grant Value (January 2007) ***		Total
James E. Rohr	$950,000	$6,300,000	(a)	$2,480,665	$2,623,600		$12,354,265
Richard J. Johnson	$425,000	$880,000	(b)	$536,360	$562,200		$2,403,560
Joseph C. Guyaux	$620,000	$2,260,000	(c)	$1,072,720	$974,480		$4,927,200
William S. Demchak	$600,000	$2,320,000	(c)	$1,005,675	$2,974,480	(d)	$6,900,155
Timothy G. Shack	$510,000	$1,522,000	(c)	$737,495	$824,560		$3,594,055

*	Appears in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation”. That column only includes the cash amount—this column reflects the full bonus (including the 25% mandatory deferral into restricted stock under the 25/25 Program). For 162(m) plan participants, the bonuses are determined based on maximum allowable amount and then reduced by the Committee using its negative discretion.

**	Calculated pursuant to an estimated Black-Scholes valuation of $12.19, and an exercise price of $72.65.

***	Represents the value of the target amount of Incentive Performance Units based on a stock price of $74.96, the closing price on the grant date.

(a)	Includes a special restricted stock award of 33,000 shares (approximately $2,500,000) in light of significant contributions related to the 2006 merger of BlackRock and Merrill Lynch Investment Managers (“BlackRock Merger”).

(b)	Includes $200,000 adjustment in light of the executive’s contributions to the BlackRock Merger.

(c)	Includes $400,000 adjustment in light of the executive’s contributions to the BlackRock Merger.

(d)	Includes Mr. Demchak’s special additional incentive performance unit grant, valued at approximately $2,000,000, as listed in the table on page 46 and further discussed on page 47-49.

Compensation Decisions in the First Quarter of 2008

Name	Salary (as of March 2008)	2007 Bonus (determined and paid in 2008)*	Annual Option Grant Value (January 2008) **	Target Incentive Performance Unit Grant Value (January 2008) ***		Total
James E. Rohr	$1,000,000	$3,500,000	$1,824,680	$2,381,600		$8,706,280
Richard J. Johnson	$475,000	$725,000	$456,170	$535,860		$2,192,030
Joseph C. Guyaux	$620,000	$1,625,000	$746,460	$952,640		$3,944,100
William S. Demchak	$600,000	$1,600,000	$704,990	$3,940,640	(a)	$6,845,630
Timothy G. Shack	$510,000	$950,000	$539,110	$774,020		$2,773,130

*	Appears in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation”. That column only includes the cash amount—this column reflects the full bonus (including the 25% mandatory deferral into restricted stock under the 25/25 Program). For 162(m) plan participants, the bonuses are determined based on maximum allowable amount and then reduced by the Committee using its negative discretion.

**	Calculated pursuant to an estimated Black-Scholes valuation of $7.54, and an exercise price of $57.21.

***	Represents the value of the target amount of Incentive Performance Units based on a stock price of $59.54, the closing price on the grant date.

(a)	Includes Mr. Demchak’s special additional incentive performance unit grant, valued at $2,988,000, as listed in the table on page 46 and further discussed on pages 47-49.

Salaries. Based on an evaluation of the factors described on page 36, and an understanding of the competitive marketplace in February 2007 and 2008, the Committee approved base salaries for each of our executive officers for that year. The Summary Compensation Table on page 56, and the accompanying narrative disclosures, include more information about 2007 base salaries. In February 2008, the Committee approved a salary increase for Mr. Rohr, from $950,000 to $1,000,000. At that time, the Committee also approved a salary increase for Mr. Johnson, from $425,000 to $475,000. The Committee believed that the increases in both salaries were appropriate in light of the factors described on page 36, particularly the external competitiveness of the executive’s total compensation package. There were no salary increases to named executive officers in 2007.

2007 Bonuses. In February 2007, management recommended an EPS Goal of $5.40. From this EPS Goal, the projected ROCE estimate (approximately 26%, excluding goodwill) placed us above the projected median for our peer group. Based on these projections, the Committee determined that the EPS Goal was competitive and approved it.

Our reported EPS for 2007 was $4.35, and our adjusted EPS was $5.05. The adjustments included the effect of an outstanding obligation with respect to BlackRock, Inc., our former consolidated subsidiary. PNC retains an equity investment in BlackRock and has an ongoing obligation to fund a portion of BlackRock’s Long-Term Incentive Plan (LTIP) by delivering shares of BlackRock common stock from time to time. We adjusted for the impact of the gain recognized in connection with our transfer of BlackRock shares in satisfaction of a portion of this funding obligation, as well as the net mark-to-market adjustment on our remaining LTIP obligation. We also adjusted for merger integration costs related to recent or pending PNC acquisitions, as well as integration costs for the merger of BlackRock and Merrill Lynch Investment Managers. Finally, as a member of Visa U.S.A. Inc., we adjusted for a liability we recorded in connection with our indemnification obligations for Visa-related litigation. We believe that our ownership interest in Visa has a value significantly in excess of our indemnification liability.

In January 2008, the Committee compared adjusted ROCE and EPS Growth to the peer group. We adjusted peer group earnings used to determine ROCE and EPS growth, where appropriate, on a basis comparable to the adjustments applied to PNC. We were second in both categories. In every principal financial metric reviewed by the Committee, we placed second or third in our peer group.

For the 2007 fiscal year, the bonuses awarded by the Committee to our named executive officers reflected our strong relative performance and attempted to position our executive officers in the top quartile of our peer group. The Committee did not believe that our absolute performance in 2007 was as strong as it was in 2006 and awarded lower bonuses as a result. In deciding upon the bonuses for the named executive officers other than Mr. Rohr, the Committee took into account the following results and other factors:

•	An adjusted EPS Growth ranking of second in the peer group, far in excess of the peer average.

•

A total shareholder return of second in 2007, continuing a long-term trend of exceeding peer returns (PNC ranks first in three-year and five-year return), and the only peer group company to increase market capitalization during the year.

•	The highest price-to-earnings ratio in the peer group.

•	Creation of positive operating leverage and strong revenue, net income, loan and deposit growth.

•	Continued delivery on strategy to maintain and grow a diversified business mix.

•

The successful completion and integration of the acquisition of Mercantile Bankshares Corporation, the largest in the company’s history, and successful completion of the acquisition of Yardville National Bancorp.

•	Strong risk management and governance ratings.

In deciding upon the size of Mr. Rohr’s 2007 bonus, the Committee took into account his leadership and role in achieving the results listed above, as well as:

•	The increased visibility, dialogue and accountability of diversity through personal sponsorship and Mr. Rohr’s chairing of the executive diversity council.

•	A demonstrated commitment to employees, and a positive employee engagement reflected in improved employee turnover rate statistics (when compared to industry benchmarks).

•	External awards and recognitions of corporate philanthropy.

•	External recognition of personal leadership, including American Banker’s Banker of the Year award.

After considering all of these factors carefully, and consulting in executive session with its independent compensation consultant and non-management and independent directors, the Committee authorized the payment to Mr. Rohr of a bonus of $3,500,000 for 2007. As explained on page 38, this bonus is subject to the 25/25 Program.

The Committee also authorized the payment of the other bonuses for 2007 shown in the Compensation Decisions in the First Quarter of 2008 table above.

Equity-Based Compensation. In 2007 and 2008, the Committee continued to support a generally even split, measured by projected grant value, of stock options and incentive performance units. The projected grant value for Mr. Demchak is weighted toward incentive performance units, in light of the special grants described on pages 47-49. Mr. Demchak’s mix reflects, among other things, his management of two significant aspects of our business, as described below.

The generally even split of value, while not formulaic, reflects the Committee’s goals of linking long-term equity-based compensation to relative corporate performance and shareholder value. The stock option and incentive performance unit grants in 2007 are shown in the Grants of Plan-Based Awards in 2007 table on page 59. We provide additional detail regarding the terms of the incentive performance units below.

Incentive Performance Unit Grants. The Committee made incentive performance unit grants to selected executive officers in 2007 and 2008. During that same time period, the Committee made additional special incentive performance unit grants to Mr. Demchak in recognition of his role in the oversight of our Asset and Liability Management unit, in addition to his role as a Vice Chairman and the head of our Corporate and Institutional Banking segment. All grants were made under our shareholder-approved 2006 Incentive Award Plan, and are determined to be tax-deductible.

Each grant has a three-year performance period beginning on January 1 of the grant year. Any awards for the 2007 grants would be made in early 2010. Any awards for the 2008 grants would be made in early 2011.

The grants of incentive performance units are denominated in shares, not dollars. Each grantee receives a target number of “share units”. Any final payout will be expressed as a percentage of the target share units (100%) and may reach a maximum of two times target (200%). The target share unit number will be increased to reflect the value of any “deemed” dividends declared during the performance period. (Mr. Demchak’s special grants will not be dividend-adjusted.)

Awards may be paid in stock or a combination of cash and stock. For performance up to and including the target level (100%), the executive will receive shares of common stock. If we grant 10,000 units, and the performance level is 70%, the executive will receive 7,000 shares of our common stock.

For performance above target up to the maximum level (200%), we will pay out in cash. If we grant 10,000 units, and the performance level is 200%, the executive will receive 10,000 shares of our common stock and an additional cash payment equal to the value of 10,000 shares on the award date. Any payouts made under Mr. Demchak’s special grants will be made in cash.

A grantee will not receive any payout unless we achieve certain performance goals. The Committee retains the ability to reduce payouts.

The grants included the following:

Executive Officer	January 4, 2007 Target Grant (in share units)	Approximate Grant Date Value*	January 15, 2008 Target Grant (in share units)	Approximate Grant Date Value**
James E. Rohr	35,000	$2,623,600	40,000	$2,381,600
Richard J. Johnson	7,500	$562,200	9,000	$535,860
Joseph C. Guyaux	13,000	$974,480	16,000	$952,640
William S. Demchak	13,000	$974,480	16,000	$952,640
Timothy G. Shack	11,000	$824,560	13,000	$774,020

*	Based on grant date closing price of $74.96.

**	Based on grant date closing price of $59.54.

Executive Officer	February 13, 2007 Target Grant (in share units)	Approximate Grant Date Value*	February 13, 2008 Target Grant (in share units)	Approximate Grant Date Value**
William S. Demchak	26,400	$2,000,000	47,000	$2,988,000

*	Based on grant date closing price of $75.76.

**	Based on grant date closing price of $63.57.

Measuring Performance—Regular Grants. Under the regular 2007 and 2008 grants, we rank our corporate performance against our peers. Each year, the Committee approves the terms and conditions and peer group for that year’s grant, and for that year of the three-year performance period for all of the outstanding grants. The peer group described on page 36 is the group the Committee approved for both 2007 and 2008.

We compare diluted earnings per share (EPS) growth and return on average common shareholders’ equity (ROCE) performance. We calculate these metrics for each year in the three-year period.

To calculate annual performance under the grants made in 2007 and 2008, the following schedule will be used:

Performance Measures

Peer Group Rank for Relative: – ROCE – EPS Growth	Percentage of Target to be Awarded*
1	200%
2	170–190%
3	150–170%
4	130–150%
5	110–130%
6	90–110%
7	70–90%
8	50–70%
9	30–50%
10	0
11	0

*	The amount to be awarded within the range depends on our performance relative to that of our peers ranked immediately above and below us.

For a given year, we give equal weight to EPS and ROCE performance. After three years, we will have six different peer group rankings (two per year). At the end of the performance period, we average the six percentages and apply the final percentage to the dividend-adjusted target share unit amount.

Management provides the Committee with earnings adjustments to determine the EPS and ROCE performance for us, as well as comparable ones for our peers. As in prior years, the adjustments for the 2008 grants are intended to align, as closely as possible, with the metrics we use as a corporation to measure corporate performance for annual incentive purposes.

For the 2008 grants, the earnings used to determine the EPS and ROCE performance results will be adjusted, on an after-tax basis, for the impact of any extraordinary items, items resulting from a change in tax law, discontinued operations, acquisition and merger integration costs, Visa-litigation-related expenses/charges or gains and other gains/losses on Visa shares as applicable, and the net impact of PNC’s BlackRock LTIP Shares Obligation. EPS will also be adjusted for any stock splits, and ROCE will also be adjusted for the impact of any goodwill. For the 2006 and 2007 grants, adjustments for changes in tax law and the Visa items will be added on a going forward basis. Adjustments will always be based on publicly disclosed financial information.

With certain limited exceptions that may be approved by the Committee (such as normal retirements), an executive must be employed by us to receive an award payout. In most cases, there will be further limitations on the maximum size of any award payout for a former employee. The grants also include a formula for calculating a final award in the event of a change in control.

Measuring Performance—Special Grant. The Committee finalized corporate performance goals for Mr. Demchak’s special grants based on the performance of PNC’s Asset and Liability Management

(ALM) unit. We compare ALM unit performance to a specially constructed benchmark index for each of the three years in the relevant performance period. ALM performance against the index is expressed in basis points (100 basis points = 1%).

The benchmark is the same index that management uses to evaluate the portfolio management performance of our ALM unit. As such, we may adjust the composition of the index throughout the year to reflect portfolio changes and changes in corporate strategy. For purposes of these grants, however, the benchmark in effect as of March 30 will be the benchmark used for the entire grant year.

We intend this index to help us enhance portfolio returns through a thoughtful asset allocation process, to help better quantify the residual risks on the balance sheet and the income generating potential of the index, and to help measure the risk-adjusted performance of the portfolio and to make the portfolio managers more disciplined and accountable for risks taken in the portfolio. The index is designed to have superior risk-adjusted total return performance, be an approximate economic hedge for the residual risks of our balance sheet, broadly reflect the portfolio of investments held by our peer group and other large banks, and be highly liquid and transparent. The index is composed of three broad product components: swap and swap-like products; structured and securitized products (such as asset-backed securities and collateralized mortgage-backed securities); and mortgage-backed securities.

The ALM unit outperformed the benchmark index in 2005 and 2006, and underperformed the index in 2007. In 2007, the Committee, together with the Board’s Risk Committee, requested an independent evaluation of the construction of the index, and whether the benchmark was reasonable and appropriate. We retained BlackRock Solutions to provide a comprehensive evaluation. BlackRock Solutions concluded that the outperformance in 2005 and 2006 was not achieved by taking excessive risk, and that the index was consistent with industry best practices. The review recommended certain modest improvements to the index, which management is implementing, but concluded that such improvements would not have materially affected performance.

Similar to the payout schedule for the regular grants, the annual potential payout schedule for these special grants has a sliding scale. Performance below a certain level will result in no payout, while Mr. Demchak can earn up to 200% of the target share units for significant outperformance. We will interpolate percentages for performances between the points indicated below.

To calculate annual performance in 2006 and 2007 under the 2006-2008 grant and the 2007-2009 grant, the following schedule will be used:

Annual Performance Relative to Benchmark	Annual Potential Payout Percentage of Target
+40 basis points or higher	200%
+20 basis points	150%
0 basis points (at benchmark)	100%
-10 basis points	40%
-15 basis points or below	0%

To calculate annual performance in 2008 and, as relevant, 2009 (for comparison purposes) under the 2006-2008 grant, the 2007-2009 grant and the 2008-2010 grant, the following schedule will be used:

Annual Performance Relative to Benchmark	Annual Potential Payout Percentage of Target
+40 basis points or higher	200%
+20 basis points	150%
0 basis points (at benchmark) to -25 basis points	100%
-35 basis points	40%
-40 basis points or below	0%

The final maximum award that Mr. Demchak will be eligible to receive will be the average of the potential award amounts (expressed as a percentage of target share units) calculated for each of the three covered years. The Committee will have the discretion to award any amount up to, but not exceeding, the maximum amount so determined by the levels of performance achieved, if any.

The Committee intends to engage in a careful review process at the end of the three-year performance period in determining whether and to what extent it will exercise negative discretion, and expects to take into account such factors as absolute ALM unit financial performance, absolute proprietary trading results, cumulative performance relative to the benchmark, adherence to risk parameters, and contributions to the success of our other businesses.

Generally, Mr. Demchak must still be employed by us at the time the Committee makes its determination, in order to receive an award payout with respect to these performance unit grants. The grants also include a formula for calculating a final award in the event of a change in control.

Change in Control Arrangements

Change in Control Severance Agreements. We have entered into change in control severance agreements with each of our named executive officers and certain other executive officers. These agreements have been a valuable component of our executive compensation program for several years. We believe that these arrangements assist in ensuring the impartial and dedicated service of our executive officers, notwithstanding concerns that they might have regarding their continued employment following a change in control. Potential payments under these arrangements do not directly impact the yearly decisions made regarding other elements of our executive compensation.

Change in control severance protections are common at large public companies, including financial institutions, and we believe that these arrangements help us recruit and retain executive talent for which we are competing with other financial institutions. For each of the named executive officers, as for most other executive officers, if his or her employment is terminated by the surviving company without cause, or by him or her for good reason, during a period of three years following a change in control of PNC, he or she will receive severance benefits. The principal benefits include:

Lump Sum Payment

Three times annual base salary and bonus.

•     Salary is based on highest salary during the year before termination or change in control.

•     Bonus is based on the salary used above multiplied by a percentage that averages the bonus percentage for the three years before termination or change in control, whichever is higher.

A dollar amount equal to the number of target incentive performance units granted during the three years immediately preceding the change in control multiplied by the fair market value of PNC stock on the date of the change in control.

Target Bonus	Payment of at least the target bonus for the fiscal year during which employment is terminated, and for the previous year (if not yet paid).

Additional Benefits

Three years of additional benefits under, or cash benefits computed by reference to certain of our retirement and health and welfare benefit plans.

•      The pension benefits payable may be increased depending on the executive’s age on the termination date and will include a “make whole” payment for any lost unvested pension benefits or a reduction in pension benefits following a change in control.

Three years maximum matching amounts under ISP and SISP.

Personal Benefits	Three years access to financial planning services at the same level as the year before the termination.

Excise Tax Payment	Reimbursement for any excise taxes on severance benefits that are considered “excess parachute payments” under the Internal Revenue Code.

Each agreement prohibits the executive from using or disclosing any of our confidential business or technical information or trade secrets. The executive may also not employ or solicit any of our officers during the year following termination. Each agreement terminates when the executive reaches age 65 (with a gradual reduction of benefits during the three prior years). With one year’s advance notice, we may terminate all change in control severance agreements.

We have also entered into change in control severance agreements with certain other officers under which they will receive severance benefits similar to those described above. In some cases, however, these benefits have a lower level of payment and a shorter coverage period.

For a discussion of potential payments to our named executive officers upon a change in control or other events resulting in termination please see Potential Payments Upon Termination of Employment and Change in Control, beginning on page 68.

Change in Control Provisions in Other Grants. We also typically include provisions in our stock option, restricted stock, and incentive share and incentive performance unit grants providing certain protections to our officers. Upon a change in control of PNC, all of the outstanding unvested employee stock options, restricted stock, and restricted share unit grants will vest, whether or not the employee has a qualifying termination of employment. As described above, there is a provision in our incentive performance unit programs entitling the officer to receive a payment if a change in control occurs. In addition, if an officer is terminated by the surviving company without cause or by the employee for good reason after a change in control, the officer will have a period of three years to exercise his or her options but not extending past the original option termination date.

Our displaced employee assistance plans for employees generally provide for an increase in severance benefits following a change in control under certain circumstances. These plans do not apply to our executive officers, as they have change in control agreements as described above. If an employee’s employment is terminated by the surviving corporation within two years following consummation of a change in control, the employee will receive a lump sum payment equal to twice the benefits to which such employee otherwise would be entitled under the applicable plan. In addition to that lump sum payment, selected officers and employees will become eligible for an additional severance benefit under similar circumstances, based on their annual variable cash compensation.

Our Policies on Timing of Awards

In 2007, the Committee adopted a formal equity compensation granting policy that codified the practices generally used to grant stock options and other equity awards to our executive officers and senior employees. The Committee amended the policy in 2008 to refine timing requirements for grants to our executive officers and other senior employees.

Beginning with the 2009 grants, the Committee will continue to be able to make option grants to these individuals effective on the second business day after we publicly announce our quarterly (including year-end) earnings. This grant date would be the first such date on or following the decision to grant the option, regardless of the timing of that decision itself.

In the alternative, the Committee could make annual option grants effective on the date of the regularly scheduled Board meeting at which the Board ratifies the Committee’s determination of annual executive officer bonus determinations for the previous year. This meeting usually occurs in February.

This amendment stemmed from the Committee’s desire to have the flexibility to make all of its principal compensation decisions (salary, bonus, equity-based compensation) on one specific date. No changes in the identity of an option grantee or the number of shares subject to the option may be made after the grant date for that option.

The Committee recognizes that other companies have abused option granting practices in recent years. In light of those abuses, the Committee believes that granting and pricing options as of specifically identified dates improves transparency and reduces risk.

Our current practice is to use an exercise price for our options equal to the closing price on the grant date. Through 2006, we used the average of the high and low price on the grant date. However, because this method of determining the exercise price requires additional disclosure under the SEC’s disclosure rules, we changed the method of determining the exercise price from the average of the high and low to the closing price on the grant date.

The Committee typically grants options to our executive officers and other members of senior executive management early in the year as part of our annual performance and compensation review process. Over the past few years, the Committee met in early to mid-January and determined the number of options, if any, to be granted to each executive officer and other members of senior executive management. In 2007, the Committee met on January 4 and awarded options to the executive officers and other members of senior executive management effective two business days after earnings were released on January 23. In January 2008, the Committee met on January 14 and 15, and awarded options effective two business days after earnings were released on January 17.

Generally, the Committee delegates to management the opportunity to grant options to other senior employees out of a pool of options established by the Committee for each year around the beginning of the year, but the policy for these grants is otherwise the same as the policy applicable to grants to executive officers and other members of senior executive management. Most of these options are granted to these employees as part of the annual performance and compensation review process, with a grant date the same as the one used for the executive officers and other members of senior executive management. To the extent the pool is not fully utilized at that time, management may grant additional options later in the year, all of which are granted as of the date two business days after the quarterly earnings release next following management’s decision to grant such options.

The Committee did not grant any other options to executive officers and other members of senior executive management in 2007 other than under the annual grant process. Additional options were granted in 2007 to several executive officers and other senior employees upon the exercise of reload options granted in prior years. The Committee no longer grants new reload options. However, there are still reload options outstanding from prior years that could be exercised and result in additional option grants in future years. If an option holder exercises an option with a reload feature, the option holder uses shares of stock already owned to satisfy the exercise price and meet any associated tax withholding obligation, and the options exercised are replaced (or “reloaded”) with a new, at-the-market option for each share of common stock used. Options with this feature can only be reloaded once; the reload options cannot be replaced when they are exercised. The reload option normally will become exercisable in one year and will have the same remaining term as the option that was exercised.

Other Equity Ownership Policies

We have established several policies that reinforce the importance of aligning the financial interests of our executive officers and shareholders, and that impose certain controls and restrictions on the ability of an executive officer to buy or sell our securities.

Executive Officer Stock Ownership Policy. Our executive officers historically have held a significant portion of their personal wealth in the form of our common stock (or phantom stock units that mirror the performance of our common stock). The Committee believes it is important to require most of our executive officers, including all of the named executive officers, to meet minimum stock ownership guidelines. We express these guidelines in terms of the value of equity holdings as a multiple of each officer’s base salary, as follows:

Officer	Stock Ownership Guideline
James E. Rohr	5 x base salary
Joseph C. Guyaux	4 x base salary
William S. Demchak*	4 x base salary
Other Executive Officers	1 to 3 x base salary (depending on relative position)

*	In 2007, the Committee increased the stock ownership guideline for Mr. Demchak from 3 x base salary to 4 x base salary.

Equity interests that count toward satisfaction of the ownership guidelines include shares owned outright by the officer, or his or her spouse and dependent children, restricted shares (subject to vesting requirements), shares held in our ISP and phantom stock units held in our SISP or Deferred Compensation Plan.

Newly hired or promoted executive officers have up to four years to meet these stock ownership guidelines. We may reduce future long-term incentive awards for any executive officer who fails to meet the ownership guidelines, depending upon the circumstances.

The Committee monitors compliance with these stock ownership guidelines and has determined that all executive officers currently comply.

Tax Considerations. Section 162(m) of the Internal Revenue Code disallows, with certain exceptions, a federal income tax deduction for compensation over $1 million paid to each of our CEO and the three highest-paid executive officers other than the CEO and the CFO, provided that they are serving in that capacity as of the last day of our fiscal year. One exception to the deduction disallowance applies to performance-based compensation paid under shareholder-approved plans. Awards made under the 1996 Executive Incentive Award Plan, as amended and restated and certain awards under the 2006 Incentive Award Plan (stock options and incentive performance units), are intended to be eligible for the performance-based exception and therefore deductible by PNC for federal income tax purposes.

Under current SEC and tax rules effective beginning in 2007, the named executive officers are not the same individuals as the executive officers whose compensation is subject to Section 162(m).

Although the Committee keeps in mind the desirability of limiting PNC’s non-deductible compensation expense, the Committee also believes that it is equally important to maintain the flexibility and competitive effectiveness of our executive compensation program. Therefore, the Committee may, from time to time, make grants and awards that may not be deductible for federal income tax purposes due to the provisions of Section 162(m). In 2007, four of our named executive officers received compensation that was non-deductible under Section 162(m).

Blackout Periods and Pre-Clearance of Securities Transactions. Our Employee Conduct Policies prohibit certain employees, including all executive officers, from purchasing or selling our securities beginning 15 days before the end of each calendar quarter until the second business day after we release our earnings for that quarter. We may also impose additional blackout periods on our executive officers due to the availability of material, non-public information regarding us or our securities. In addition, we require certain employees, including all executive officers, to pre-clear personal investments (other than in specified types of securities) made by the individual or his or her immediate family members.

Other Trading Restrictions. Our Employee Conduct Policies also prohibit all employees from day trading or short selling PNC securities and prohibit employees from engaging in transactions in any derivative of PNC securities (other than securities issued under a PNC compensation plan), including buying and writing options.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with PNC’s management, and based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Personnel and Compensation Committee of the

Board of Directors of The PNC Financial Services

Group, Inc.

Dennis F. Strigl, Chairman

Charles E. Bunch

Paul W. Chellgren

Kay Coles James

Richard B. Kelson

Thomas J. Usher

EXECUTIVE COMPENSATION TABLES

The table below summarizes the compensation that we provided to our named executive officers for 2007 and 2006, computed in accordance with SEC regulations. The equity-based compensation columns include the compensation expense we recognized in each year with respect to awards made in prior years.

This methodology means that an executive officer may ultimately realize a value from these awards that differs from the amounts shown on the table, depending on the value of the stock when the award vests or is exercised. The equity awards made in 2007, and their values at the time of grant, are presented in the Grants of Plan-Based Awards in 2007 table on page 59.

The amounts shown under “Stock Awards,” “Option Awards,” and “Non-Equity Incentive Plan Compensation” all contain a performance or incentive element. The ultimate value to employees of these elements of compensation depends on a combination of corporate and individual performance and the price of our stock. As the table shows, a majority of each named executive officer’s compensation includes a performance or incentive element.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
		(a)	(b)	(c)	(d)	(e)	(f)	(g)
James E. Rohr	2007	$950,000	$—	$5,116,734	$5,323,076	$2,625,000	$4,166,770	$271,909	$18,453,489
Chairman and Chief	2006	$950,000	$—	$5,380,000	$5,281,000	$2,850,000	$3,337,609	$271,917	$18,070,526
Executive Officer

Richard J. Johnson	2007	$425,000	$—	$710,467	$462,725	$543,750	$84,044	$63,613	$2,289,599
Chief Financial	2006	$377,885	$—	$433,000	$323,000	$660,000	$44,076	$62,311	$1,900,272
Officer

William S. Demchak	2007	$600,000	$—	$4,320,492	$1,981,889	$1,200,000	$159,474	$117,779	$8,379,634
Vice Chairman	2006	$600,000	$—	$3,986,000	$1,759,000	$1,740,000	$110,198	$122,213	$8,317,411

Joseph C. Guyaux	2007	$620,000	$—	$2,045,905	$1,621,273	$1,218,750	$868,043	$93,777	$6,467,748
President	2006	$620,000	$—	$2,563,000	$2,296,000	$1,695,000	$648,974	$92,703	$7,915,677

Timothy G. Shack	2007	$510,000	$—	$1,515,498	$1,441,050	$712,500	$623,297	$93,836	$4,896,180
Executive Vice President	2006	$510,000	$—	$1,849,000	$1,911,000	$1,141,500	$476,153	$54,440	$5,942,093
and Chief Information Officer

Edward J. Kelly, III	2007	$173,000	$1,400,000	$6,171,567	$—	$—	$—	$6,964,714	$14,709,281
Vice Chairman*

*	Mr. Kelly became an employee upon the acquisition by PNC of Mercantile Bankshares Corporation on March 2, 2007. He resigned from PNC effective June 29, 2007.

(a)	Except for Mr. Kelly, these salaries include amounts deferred by each officer under our ISP and our SISP. We describe these plans on page 40. See the Non-Qualified Deferred Compensation in Fiscal 2007 table on page 66 for the aggregate SISP deferrals during 2007.

(b)	As described on page 38, our annual bonuses are paid in both of cash and restricted stock. Under Item 402 of Regulation S-K, the cash portion of our bonuses is included under “Non-Equity Incentive Plan Compensation,” while the compensation expense related to the restricted stock portion of our bonuses is included under “Stock Awards”. Except with respect to Mr. Kelly, who received a bonus under the terms of a letter agreement with PNC, we did not pay any bonuses in 2007 reportable under this column.

(c)	The dollar amounts in this column reflect the compensation expense recognized in 2007 related to non-option stock awards, as described in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). For additional information on how we have applied FAS 123R, including our application of the Black-Scholes valuation model, please see Note 18, “Stock-Based Compensation Plans,” to PNC’s financial statements in the Form 10-K for the year ended December 31, 2007 (“10-K Note 18”).

For all officers other than Mr. Kelly, this column includes compensation expense related to the stock portion of annual bonuses for 2004 through 2007 awarded under our 25/25 Program, which is described on page 38.

For all officers other than Mr. Kelly, this column also includes compensation expense related to the grants of incentive performance units discussed on pages 45-49. Mr. Demchak’s amounts include an additional special incentive performance unit grant, which is discussed on pages 47-49. Finally, this column includes compensation expense related to various other grants of restricted stock that vest over time, including Mr. Kelly’s grant of restricted stock and restricted share units in connection with our acquisition of Mercantile.

Please see the Grants of Plan-Based Awards in 2007 table on page 59 for more information regarding the stock awards we granted in 2007. For a discussion of valuation assumptions, please see 10-K Note 18.

(d)	The dollar amounts in this column reflect the compensation expense recognized in 2007 under FAS 123R for multiple stock option grants, on dates in 2004, 2005, 2006 and 2007. Please see the Grants of Plan-Based Awards in 2007 table on page 59 for more information regarding the option grants we made in 2007, the Outstanding Equity Awards at 2007 Fiscal Year-End table on pages 61-62 for more information regarding options outstanding at December 31, 2007, and the Option Exercises & Stock Vested in Fiscal 2007 table on page 63 for more information regarding total option exercises during 2007. For a discussion of valuation assumptions, please see 10-K Note 18.

(e)	For each officer other than Mr. Kelly, the dollar amount in this column equals 75% of the officer’s 2007 bonus. Each officer other than Mr. Kelly received the remaining 25% of his 2007 bonus in the form of restricted stock. The 2007 compensation expense for the restricted stock portion for the bonus is reflected in the “Stock Awards” column and discussed in more detail under footnote (c) and in our CD&A, which begins on page 33. A similar division of the bonus between cash and restricted stock occurred in 2004, 2005 and 2006 under the 25/25 Program, and the compensation expense in 2007 for each of those awards is also reflected in the “Stock Awards” column.

(f)	The dollar amounts in this column include the increase in the actuarial value of our Qualified Pension Plan, ERISA Excess Pension Plan and Supplemental Executive Retirement Plan, as measured from the plan measurement date used for our 2006 audited financial statements to the plan measurement date used for our 2007 audited financial statements. The amounts include both (1) the increase in value due to an additional year of service, compensation increases and plan amendments (if any) and (2) the change in value attributable to interest. We do not pay above-market or preferential earnings on any compensation that is deferred on a basis that is not tax-qualified, including such earnings on non-qualified defined contribution plans. For an additional explanation on how we calculate the earnings on our deferred compensation plans, please see the 2007 rates of return chart in the Non-Qualified Deferred Compensation in Fiscal 2007 table on page 66.

(g)	The amounts in this column include for all officers other than Mr. Kelly: (1) the aggregate incremental cost of perquisites and other personal benefits; (2) the dollar value of matching contributions made by us to the ISP and SISP; (3) the net premiums paid by us in connection with our Key Executive Equity Plan; (4) the executive long-term disability premiums paid by us; and (5) tax reimbursements. For an additional discussion of perquisites, please see our CD&A on page 41. All amounts listed below are net of any reimbursement to us. Certain officers also participate in our Employee Stock Purchase Plan, which allows participants to purchase our common stock at a 5% discount from the market price. As this plan is available to substantially all employees, this column does not reflect any compensation expense related to such discounted stock purchases.

All Other Compensation

Name	Perquisites & Other Personal Benefits	Registrant Contributions to Defined Contribution Plans	Insurance Premiums	Tax Reimbursements	Total All Other Compensation
James E. Rohr	$47,810	$18,500	$201,039	$4,560	$271,909
Richard J. Johnson	$10,291	$17,200	$36,122	$—	$63,613
William S. Demchak	$47,090	$18,500	$52,189	$—	$117,779
Joseph C. Guyaux	$45,259	$18,500	$28,458	$1,560	$93,777
Timothy G. Shack	$10,278	$18,500	$65,058	$—	$93,836
Edward J. Kelly, III	$—	$—	$—	$6,964,714	$6,964,714

The dollar amount in the “Perquisites & Other Personal Benefits” column includes personal aircraft usage for Messrs. Rohr ($33,333), Guyaux ($34,819) and Demchak ($32,091). We calculate the incremental cost for personal use of the aircraft based on direct operating costs for each hour of flight and including any related pilot expenses. Direct operating costs include the costs of landing and parking, fuel and oil and maintenance. By contract, our maintenance costs are fixed per hour. The other costs are calculated by taking our expenses for the full year and dividing them by total flight hours for the year. These amounts only reflect the costs for personal flights not otherwise reimbursed by the executive under the existing time sharing agreements.

In addition to personal aircraft usage for those three officers, the following perquisite costs are included in the “Perquisites & Other Personal Benefits” column: Mr. Rohr (club dues, use of financial consultants); Mr. Johnson (medical examination, use of financial consultants); Mr. Demchak (use of financial consultants); Mr. Guyaux (club dues, use of financial consultants); and Mr. Shack (home security services, use of financial consultants).

The dollar amount in the “Registrant Contributions to Defined Contribution Plan” column includes our matching contribution to the ISP for Messrs. Rohr, Demchak, Guyaux and Shack ($13,500 each) and Johnson ($12,200). It also includes our matching contribution to the SISP for each named executive officer in the amount of $5,000.

The dollar amount in the “Insurance Premiums” column includes the 2007 net premiums we pay in connection with our Key Executive Equity Plan on behalf of Messrs. Rohr ($183,076); Johnson ($20,400); Demchak ($40,534); Guyaux ($13,068); and Shack ($50,371). These net premiums represent the full dollar amounts we pay for both the term and non-term portions of this plan, after any officer contributions. The amounts also include the long-term disability premiums we pay on behalf of Messrs. Rohr ($17,963); Johnson ($15,722); Demchak ($11,655); Guyaux ($15,390); and Shack ($14,687).

For Messrs. Rohr and Guyaux, the dollar amounts in the “Tax Reimbursements” column include tax “gross-up” payments for dues we pay for club memberships. For Mr. Kelly, the amount in this column includes “gross-up” payments to offset the impact of the excise tax imposed on Mr. Kelly under Section 280G of the Internal Revenue Code in connection with payments received upon the change in control of Mercantile Bankshares Corporation in 2007.

Grants of Plan-Based Awards in 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Thres- hold ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
								(c)	(d)		(e)	(f)
James E. Rohr		$—	$1,900,000	$4,740,000
	January 4, 2007				—	35,000	70,000					$2,409,000
	January 25, 2007								203,500		$72.65	$2,481,000
	February 14, 2007							33,000				$2,497,000
	February 14, 2007							15,693				$1,187,000
	May 17, 2007								206,507	(r)	$74.65	$2,036,000

Richard J. Johnson		$—	$425,000	$—
	January 4, 2007				—	7,500	15,000					$516,000
	January 25, 2007								44,000		$72.65	$536,000
	February 14, 2007							3,634				$275,000

William S. Demchak		$—	$960,000	$4,740,000
	January 4, 2007				—	13,000	26,000					$895,000
	January 25, 2007								82,500		$72.65	$1,006,000
	February 13, 2007				—	26,400	52,800					$2,000,000
	February 14, 2007							9,581				$725,000
	October 29, 2007								22,109	(r)	$71.81	$134,000
	October 29, 2007								57,861	(r)	$71.81	$392,000

Joseph C. Guyaux		$—	$930,000	$4,740,000
	January 4, 2007				—	13,000	26,000					$895,000
	January 25, 2007								88,000		$72.65	$1,073,000
	February 14, 2007							9,333				$706,000
	August 21, 2007								30,720	(r)	$72.71	$239,000

Timothy G. Shack		$—	$561,000	$4,740,000
	January 4, 2007				—	11,000	22,000					$757,000
	January 25, 2007								60,500		$72.65	$737,000
	February 14, 2007							6,285				$476,000
	February 16, 2007								20,515	(r)	$75.63	$220,000
	February 16, 2007								1,159	(r)	$75.63	$11,000

Edward J. Kelly, III		$—	$1,400,000	$—
	March 2, 2007							68,288				$5,000,000
	March 2, 2007							16,000				$1,172,000

(a)	For all officers other than Mr. Kelly, the amounts listed in these columns relate to the annual incentive awards for 2007, as described in footnote (e) to the Summary Compensation Table on page 57. The Personnel and Compensation Committee approves a “Target” amount for each officer. For officers who are covered employees under §162(m) of the Internal Revenue Code of 1986, as amended, the “Maximum” amount is determined by the Personnel and Compensation Committee based on the 1996 Executive Incentive Award Plan. There is no “Maximum” amount for Mr. Johnson, as he is not covered by the 1996 Plan. Mr. Kelly’s bonus of $1,400,000 was paid in March 2008, pursuant to the agreement PNC entered into with Mr. Kelly in connection with PNC’s acquisition of Mercantile. Please see page 44 of the CD&A for a discussion of the 2007 bonuses (paid in 2008).

(b)

The amounts listed in these columns relate to the incentive performance units granted in 2007, as described in the CD&A (pages 45-49) and footnote (c) to the Summary Compensation Table on page 56. Mr. Demchak also received an additional special incentive performance unit grant. For a discussion of the terms, conditions and performance goals related to these incentive performance unit grants, please see pages 45-49. As there is no guaranteed minimum payout for these awards, and the Personnel and Compensation Committee has the discretion to decrease any award otherwise payable, we have not included a “Threshold”

amount in this column. The “Target” amount represents 100% of the grant and the “Maximum” amount represents 200% of that grant. For all grants, the performance period began on January 1, 2007 and will end on December 31, 2009.

(c)	For all officers other than Mr. Kelly, this column reflects a portion of the bonuses awarded on February 14, 2007 as part of our 25/25 Program, which is described on page 38. The restricted stock portion of the bonuses vests on February 14, 2010. For Mr. Rohr, this column also reflects a special bonus of 33,000 shares of restricted stock granted in 2007 for 2006 performance. Please see footnote (a) to the Compensation Decisions in the First Quarter of 2007 table on page 43. For Mr. Kelly, this column reflects his grants of restricted stock and restricted share units pursuant to the agreement PNC entered into with Mr. Kelly in connection with PNC’s acquisition of Mercantile.

(d)	Options marked with the symbol “(r)” indicate that an officer exercised a previously granted option with a “reload” feature in 2007 and received a new stock option grant, shown in this table, as the result of “reloading” the previously granted option. For more information on reload options, please see page 39.

(e)	The exercise price is calculated using the closing sale price of our common stock on the grant date, as reported in The Wall Street Journal.

(f)	The grant date fair values for stock options, restricted stock/units and incentive performance units are all calculated in accordance with FAS 123R. See 10-K Note 18 for more information. The grant date fair value for stock options represents 100% of the Black-Scholes valuation. The grant date fair value for restricted stock/units represents the closing sale price for our common stock on the grant date. The grant date fair value for incentive performance unit grants represents the closing sale price for our common stock on the grant date, as adjusted for the present value of future dividends, except for Mr. Demchak’s additional special incentive performance unit grant, which is not adjusted for the effect of dividends. All common stock prices are based on the reported prices in The Wall Street Journal.

Outstanding Equity Awards at 2007 Fiscal Year-End

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	(a)						(b)	(c)	(d)	(c)
James E. Rohr	29,761	(r)	—		$55.47	February 17, 2009	111,805	$7,340,000	178,319	$11,707,000
	210,000	(R)	—		$74.59	January 4, 2011
	16,810	(r)	—		$70.58	January 31, 2010
	24,384	(r)	—		$70.58	January 6, 2010
	26,768	(r)	—		$65.55	February 17, 2009
	273,000	(R)	—		$57.10	January 3, 2012
	26,512	(r)	—		$60.65	January 6, 2010
	28,559	(r)	—		$53.10	January 6, 2010
	71,643	(r)	—		$53.90	January 3, 2013
	34,007	(r)	—		$56.94	February 16, 2010
	40,316	(r)	—		$52.11	January 31, 2010
	164,666		82,334		$53.50	January 25, 2015
	34,519	(r)	—		$58.65	February 16, 2010
	73,832	(r)	—		$53.03	January 3, 2013
	91,666		183,334		$65.45	January 23, 2016
	26,541	(r)	—		$69.38	February 17, 2009
	64,313	(r)	—		$69.38	January 3, 2013
	—		203,500		$72.65	January 25, 2017
	—		206,507	(r)	$74.65	January 6, 2014

Richard J. Johnson	20,000		—		$43.81	January 3, 2013	9,977	$655,000	32,463	$2,131,000
	9,000		—		$54.04	January 6, 2014
	2,000		—		$52.23	April 23, 2014
	13,333		6,667		$53.50	January 25, 2015
	6,666		3,334		$55.37	July 22, 2015
	16,500		33,000		$65.45	January 23, 2016
	—		44,000		$72.65	January 25, 2017

William S. Demchak	27,294	(R)	—		$54.04	January 6, 2014	91,211	$5,988,000	179,941	$11,813,000
	—		38,000		$53.50	January 25, 2015
	36,666		73,334		$65.45	January 23, 2016
	40,110	(r)	—		$69.66	January 3, 2013
	10,000	(r)	—		$70.90	January 3, 2013
	28,512	(r)	—		$69.67	January 3, 2013
	58,247	(r)	—		$69.52	September 9, 2012
	—		82,500		$72.65	January 25, 2017
	—		22,109	(r)	$71.81	September 9, 2012
	—		57,861	(r)	$71.81	January 6, 2014

Joseph C. Guyaux	63,000	(R)	—		$74.59	January 4, 2011	44,596	$2,928,000	67,141	$4,408,000
	84,000	(R)	—		$57.10	January 3, 2012
	17,718	(r)	—		$60.35	January 6, 2010
	96,724	(R)	—		$54.04	January 6, 2014
	—		44,334		$53.50	January 25, 2015
	40,333		80,667		$65.45	January 23, 2016
	—		30,720	(r)	$72.71	January 6, 2014
	—		88,000		$72.65	January 25, 2017

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	(a)							(b)	(c)	(d)	(c)
Timothy G. Shack	47,250	(R)	—			$74.59	January 4, 2011	29,935	$1,965,000	54,531	$3,580,000
	10,917	(r)	—			$72.09	January 6, 2010
	609	(r)	—			$72.09	February 17, 2009
	11,395	(r)	—			$72.21	February 17, 2009
	11,988	(r)	—			$60.65	January 6, 2010
	13,469	(r)	—			$49.45	January 6, 2010
	17,888	(r)	—			$54.04	January 3, 2013
	47,500		23,750			$53.50	January 25, 2015
	9,273	(r)	—			$57.05	February 16, 2010
	17,603	(r)	—			$57.05	January 3, 2013
	27,500		55,000			$65.45	January 23, 2016
	11,931	(r)	—			$69.66	February 17, 2019
	16,071	(r)	—			$69.66	January 3, 2013
	7,190	(r)	—			$71.38	February 19, 2008
	31,451	(r)	—			$71.38	January 6, 2014
	—		1,159			$75.63	January 3, 2012
	—		20,515	(r)		$75.63	January 6, 2014
	—		60,500			$72.65	January 25, 2017

Edward J. Kelly, III*	—		—		—	—	—	—	—	—	—

*	Mr. Kelly became an employee upon the acquisition by PNC of Mercantile Bankshares Corporation on March 2, 2007. He resigned from PNC effective June 29, 2007. He did not have any outstanding equity awards as of December 31, 2007.

(a)	Options marked with the symbol “(r)” indicate that an officer exercised a previously granted option with a “reload” feature in 2007 and received a new stock option grant, shown in this table, as the result of “reloading” the previously granted option.

Options marked with the symbol “(R)” indicate that an officer may still exercise the “reload” feature of this previously granted option, but has not yet done so.

For more information on reload options, please see page 39.

(b)	This column includes the restricted stock portion of our bonuses under the 25/25 Program, which is described on page 38, as well as other shares of our restricted stock or restricted phantom stock units deferred under our Deferred Compensation Plan.

(c)	The market value of restricted stock awards or restricted phantom stock units outstanding is calculated using our common stock closing price of $65.65 as of December 31, 2007, as reported in The Wall Street Journal.

(d)	This column reflects the “Maximum” amount that would have been paid under the 2006 and 2007 incentive performance unit grants had the three-year performance period ended on December 31, 2007. This projected amount was calculated based on our financial performance for 2006 and 2007, plus any “deemed” dividends accrued. Actual payouts, if any, will not be determined until early 2009 (for the 2006-2008 grants) and early 2010 (for the 2007-2009 grants), and may be substantially less than the amounts listed in this column. For Mr. Demchak, his amount also includes the special incentive performance unit grants made in 2006 and 2007. Please see footnote (c) to the Summary Compensation Table on page 56 and footnote (b) of the Grants of Plan-Based Awards in 2007 table on page 59, as well as pages 45-49 of our CD&A.

Option Exercises & Stock Vested in Fiscal 2007

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
	(a)	(b)	(c)	(d)
James E. Rohr	307,778	$5,337,000	124,903	$9,209,000
Richard J. Johnson	—	$—	7,066	$522,000
William S. Demchak	171,598	$3,630,000	57,902	$4,260,000
Joseph C. Guyaux	139,586	$2,779,000	70,181	$5,162,000
Timothy G. Shack	111,123	$1,872,000	51,020	$3,752,000
Edward J. Kelly, III	—	$—	84,288	$5,620,000

(a)	If an officer exercised options with “reload” features in 2007, this column includes the gross amount of shares received by the officer in connection with the exercise of the reloaded option. For more information on reload options, please see page 39.

(b)	The dollar amount in this column includes the value realized upon the exercise of various options throughout 2007. This amount was computed by determining the difference between the average of the high and low sales prices of our common stock on the date of exercise (as reported in The Wall Street Journal), less the exercise price.

(c)	The number of shares in this column includes shares that vested and were withheld for tax purposes. The number of shares also includes the following number of restricted phantom common stock units previously deferred by Messrs. Rohr (13,786), Johnson (1,516), Demchak (5,349) and Shack (3,722).

(d)	The dollar amount in this column includes the value realized upon the vesting of other restricted stock grants.

Pension Benefits at 2007 Fiscal Year-End

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
	(a)	(b)	(c)
James E. Rohr	Qualified Pension Plan	35	$1,010,944
	ERISA Excess Pension Plan	35	$4,274,175
	Supplemental Executive Retirement Plan	35	$17,676,029

	TOTAL		$22,961,148

Richard J. Johnson	Qualified Pension Plan	5	$43,878
	ERISA Excess Pension Plan	5	$62,367
	Supplemental Executive Retirement Plan	5	$58,177

	TOTAL		$164,422

William S. Demchak	Qualified Pension Plan	5	$37,873
	ERISA Excess Pension Plan	5	$169,390
	Supplemental Executive Retirement Plan	5	$220,237

	TOTAL		$427,500

Joseph C. Guyaux	Qualified Pension Plan	35	$695,524
	ERISA Excess Pension Plan	35	$1,168,744
	Supplemental Executive Retirement Plan	35	$2,434,743

	TOTAL		$4,299,011

Timothy G. Shack	Qualified Pension Plan	31	$630,055
	ERISA Excess Pension Plan	31	$933,424
	Supplemental Executive Retirement Plan	31	$1,793,177

	TOTAL		$3,356,656

Edward J. Kelly, III*

*	Mr. Kelly became an employee upon the acquisition by PNC of Mercantile Bankshares Corporation on March 2, 2007. He resigned from PNC effective June 29, 2007. He was not eligible to participate in any of these plans prior to his departure from PNC. Mr. Kelly’s Mercantile qualified pension plan balances of $83,057 were transferred to the PNC Qualified Pension Plan on December 30, 2007, but any distributions will be governed by the terms of the Mercantile plans.

(a)	No payments were made under any of these plans during fiscal 2007 to any named executive officer.

(b)	The number of years of service is computed as of the same plan measurement date used for financial statement reporting with respect to our 2007 audited financial statements.

(c)	The present values shown here are computed as of December 31, 2007 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions (FAS 87), as specified in the SEC regulations and do not necessarily reflect the amounts to which the executive officers would be entitled under the terms of these plans as of December 31, 2007.

For the Qualified Pension Plan, a recordkeeping “account” was established for each participant beginning in 1999. The initial account balance was determined as the present value of each participant’s accrued benefit as of December 31, 1998, using the plan provisions in effect on December 31, 1998. In addition, employees who were at least age 40 and had at least 10 years of credited service as of January 1, 1999 receive additional quarterly “Transitional Credits” for up to 10 years. Participants also receive quarterly “interest credits” at the prevailing 30-year U.S. Treasury Bond rate.

With respect to the Supplemental Executive Retirement Plan, officers age 50 or over with at least five years of credited service as of January 1, 1999 receive benefits based on the formula in effect prior to January 1, 1999. All other executive officers participating in this plan will receive a benefit based upon the qualified pension plan formula described above. In order to mitigate the effect of the transition to the qualified pension plan formula, we doubled the “earnings credit” percentages for all executive officers at or above a certain organizational level who previously participated in the supplemental retirement benefit plan in effect before January 1, 1999.

Messrs. Rohr, Guyaux and Shack received the credits and benefits in connection with the transitional provisions of each plan described above.

For an additional discussion of these plans, please see the CD&A at pages 39 and 40.

Non-Qualified Deferred Compensation in Fiscal 2007

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End
	(a)	(b)	(c)	(d)
James E. Rohr	$158,000	$5,000	$(513,000)	$5,888,000
Richard J. Johnson	$71,000	$5,000	$28,000	$1,372,000
William S. Demchak	$1,717,000	$5,000	$108,000	$8,980,000
Joseph C. Guyaux	$16,000	$5,000	$137,000	$3,444,000
Timothy G. Shack	$63,000	$5,000	$14,000	$1,629,000
Edward J. Kelly, III	$—	$5,000	$11,000	$—

(a)	The dollar amounts in this column include the value of the contributions made by the executive to our SISP in the following amounts: Messrs. Rohr ($158,000); Johnson ($71,000); Demchak ($92,100); Guyaux ($16,000); and Shack ($63,000) and under our Deferred Compensation Plan for Mr. Demchak ($1,625,000).

(b)	For all officers other than Mr. Kelly, this column includes the value of matching contributions ($5,000 each) made pursuant to our SISP. For Mr. Kelly, this column includes the value of a contribution made to the Mercantile Bankshares Corporation Supplemental Thrift 401(k) Executive Retirement Plan.

(c)	Our ISP is a 401(k) plan, a contributory, qualified, defined contribution plan that covers most of our employees. SISP participants and ISP participants have the same investment options. The employee directs investment of contributions under either plan. Investment options include several publicly available mutual funds (including BlackRock mutual funds), proprietary PNC investment funds, and a PNC common stock fund.

Employees who are eligible to defer compensation under our Deferred Compensation Plan have many of the same investment options available to ISP and SISP participants. Deferred Compensation Plan participants also have seven additional investment options, consisting of BlackRock mutual funds. Deferred Compensation Plan investments are invested on a phantom basis and considered “deemed” investments.

None of the amounts included in this table have been reported in the Summary Compensation Table on page 56 as no executive officer received above-market or preferential earnings.

Please see page 40 of the CD&A for an explanation of our ISP and SISP.

The following table shows the 2007 investment options for the ISP, SISP and Deferred Compensation Plan, along with annual rates of return. Ticker symbols are listed for investment options available to the general public.

Fund	Ticker Symbol	Deferred Compensation Plan	ISP/SISP	2007 Annual Rate of Return
AM EuroPacific Growth Fund R5	RERFX	X	X	19.22%
American Beacon Small-Cap Value	AVFIX	X	X	-6.44%
BlackRock Asset Allocation Portfolio	PBAIX	X		9.68%
BlackRock High Yield Bond Portfolio	BRHYX	X	X	2.86%
BlackRock Intermediate Government Bond Portfolio	PNIGX	X		7.22%
BlackRock International Bond Portfolio	CINSX	X		9.45%
BlackRock International Opportunities Portfolio	BISIX	X		18.52%
BlackRock Large-Cap Core Portfolio	MALRX	X		5.18%
BlackRock Liquidity Funds TempFund	TMPXX	X	X	5.29%
BlackRock Managed Income Portfolio	PNMIX	X		6.16%
BlackRock Mid-Cap Growth Equity Portfolio	CMGIX	X	X	19.84%
BlackRock Small-Cap Growth Equity Portfolio	PSGIX	X	X	15.33%
BlackRock Total Return Portfolio II	CCBBX		X	5.90%
BlackRock U.S. Opportunities Portfolio	BMCIX	X		21.35%
CRM Mid-Cap Value Fund	CRIMX	X	X	10.42%
Dodge & Cox Stock Fund	DODGX	X	X	0.14%
Harbor Capital Appreciation Fund	HACAX	X	X	12.25%
ISP Aggressive Profile Fund	n/a		X	6.50%
ISP Conservative Profile Fund	n/a		X	5.91%
ISP Moderate Profile Fund	n/a		X	4.94%
PNC Common Stock Fund	PNC	X	X	-7.99%
PNC Investment Contract Fund	n/a	X	X	5.12%
Vanguard Institutional Index Plus Fund	VIIIX	X	X	5.50%

(d)	We calculate the dollar amounts in this column by taking the aggregate balance at the end of fiscal year 2006 and then adding the totals in columns (a), (b) and (c) to that balance. The aggregate balance at the end of fiscal year 2007 includes any unrealized gains and losses on investments.

In previous years, some executive officers have deferred receipt of restricted stock under our 25/25 Program. The amounts deferred as restricted phantom stock units are included in the amounts under this column.

Potential Payments Upon Termination of Employment and Change in Control

Depending on how employment is terminated, a named executive officer may receive various forms of post-employment compensation or benefits. The following factors will impact this.

•	Whether termination occurred as a result of death or disability.

•	Whether the company or the officer terminated employment.

•	If the company terminated, whether it was with cause or not.

•	Whether termination followed a change in control. (Changes in control also result in some benefits, even without a termination of employment.)

•	Whether the officer is retirement-eligible. If a retirement-eligible employee resigns or is terminated without cause, it is treated as a retirement.

•	For these purposes, “retirement-eligible” means a person who is at least 55 years old with at least five years of service with us.

•	As of December 31, 2007, Messrs. Rohr, Guyaux and Shack were retirement-eligible, while Messrs. Johnson and Demchak were not.

Most of our executive officers may participate in the plans and benefits described below, many of which are also available on a broader basis to other employees.

General Benefits

Our named executive officers participate in our qualified cash balance pension plan, our excess pension plan, our supplemental retirement benefit plan, our incentive savings plan (a 401(k) plan we sometimes call the ISP), our supplemental incentive savings plan (the SISP) and our Deferred Compensation Plan. Please see our CD&A at page 40. The officers earn these benefits for services provided to us while employed. For the most part, an officer’s entitlement to these benefits does not depend on how employment terminates.

Change in Control Benefits

Unvested Equity. An executive officer’s equity vests upon a change in control. It does not matter whether the officer’s employment is terminated.

Upon a change in control, any unvested restricted stock will vest. Any unvested options will also vest. Following a termination without cause or resignation for good reason, the executive will have three years after termination to exercise options. This option exercise period will not go beyond the original option termination date, however.

With respect to the vesting and payment of incentive performance units, the following occurs upon a change in control:

Incentive Performance Unit Grants. First, a share amount is determined by multiplying the following four components:

•	The target number of share units granted, adjusted for dividends since the grant date.

•	The proration factor (how much time has elapsed in the three-year performance period).

•	The higher of 100% or the performance to date (through the end of the quarter). This performance is expressed as a percentage and calculated in accordance with the plan’s performance metrics.

•

Until January 15, 2008 (the date of the 2008 grants), a transition factor, which was 1.5 during 2007. The transition factor was included in the calculation of the benefits shown below, based on a December 31, 2007 event. There is no longer any transition factor.

This share amount is then multiplied by the fair market value on the date of the change in control. Fair market value is defined as the average of the high and low stock prices. The final amount will be paid in cash, if no PNC common stock exists after the change in control.

The transition factor described above reflected the transition that began in 2006 with the committee’s decision to grant incentive performance units every three years, with the amounts of the annual grants being relatively smaller as a result. The transition factor only applies in connection with changes in control and not in connection with any other potential accelerated vesting situation (such as those resulting from death or retirement).

Special Incentive Performance Unit Grants. The calculation for Mr. Demchak’s additional special incentive performance unit grants is the same as for the regular incentive performance unit grants, with the following exceptions:

•	There was no transition factor.

•	The units are not dividend-adjusted.

•	Awards are paid in cash on the date of the change in control.

Cash Severance. If a named executive officer resigns for good reason or the surviving company terminates the officer without cause, the officer is entitled to severance benefits under change in control severance agreements. We describe these agreements in the CD&A on pages 49 and 50.

These agreements pay cash to our executives, as calculated under various compensation components. The agreements also continue benefits under (or compute cash payments by reference to) some of our retirement and health and welfare benefit plans. The agreements also require a payment to the named executive officer to reimburse for any excise taxes on severance or other benefits that are considered “excess parachute payments” under the Internal Revenue Code.

We also provide payouts based on the incentive performance units under our change in control severance agreements. Unlike the payout under the incentive performance unit agreement, there is no dividend adjustment. For this cash payment to occur, there must be a change in control and a termination without cause or for good reason. The payment is determined by multiplying the target share units by the closing price on the date of the change in control. There is no separate change in control cash payment for Mr. Demchak’s additional special incentive performance units.

Benefits Under Other Terminations

Equity. Under other termination scenarios, a named executive officer generally forfeits equity-based compensation, with the following exceptions. If the officer dies, his equity-based compensation is treated the same way as upon a change in control, except that his entitlement to a portion of his outstanding incentive performance units is subject to the discretion of the Personnel and Compensation Committee. His options will generally remain exercisable until the original option termination date.

Upon retirement, the outstanding stock options granted more than one year before retirement continue in effect in accordance with their original terms. For stock options granted more than six months but less than one year before retirement, one-third continue in effect in accordance with their original terms. The rest of the options are forfeited. The Personnel and Compensation Committee has discretion to permit the vesting of restricted stock to accelerate. The committee also has the discretion to award an amount, payable on the originally scheduled payment date, for incentive performance units.

If the officer’s termination results from disability, his outstanding options vest, and he has three years to exercise them (but not past the original termination date). The restricted shares are treated the same as in retirement. The committee has discretion to award an amount, payable on the originally scheduled payment date, equal to the full incentive performance unit, without proration.

Severance Benefits. Under other termination scenarios, named executive officers are generally not entitled to severance benefits. There is no specific plan or program for this. The committee has discretion to provide severance benefits.

Potential Change in Control Payments

This table summarizes potential change in control benefits for each of the named executive officers employed by PNC as of December 31, 2007. For these benefits, we assumed a change in control of PNC and a termination of employment by the surviving company without cause (or a resignation of the officer for good reason). We assumed that both events occurred on December 31, 2007. To the extent relevant, the amounts assume a PNC stock price of $65.65, the closing price for our stock on that date.

If we calculated these amounts using a different date, the change in the amounts could be significant. For example, each of these executive officers received new equity awards in January and February 2008. Other equity awards vested during the first quarter of 2008. If we had calculated the amounts shown based on a February 2008 change in control and termination, the total payment amount would differ. In addition, several of the items shown (particularly under “Cash Severance” and “Excise Tax Gross-Up”) depend on compensation received over a period of time.

As noted above, the benefits shown under “Acceleration of Unvested Equity” are received upon the change in control itself and do not require termination of employment, while the other benefits require a qualifying termination of employment. In addition, it is possible that an Excise Tax Gross-Up payment may be required if a change in control occurred even without a qualifying employment termination.

The “Restricted Stock” amounts reflect the market value of restricted stock held by the named executive officer on December 31, 2007, including restricted stock issuable under the 25/25 Program but deferred in the form of restricted phantom common stock units. The amounts shown under “Incentive Performance Unit” and, in the case of Mr. Demchak, “Special Incentive Performance Unit” are the amounts determined as described above. The amounts shown under “Unexercisable Options” include the excess of the market price over the exercise price for all of the executive officer’s unvested options.

We computed the other amounts in accordance with the terms of the change in control severance agreements. We base “Personal Benefits” primarily on the use of financial consulting services. It does not include all of the perquisites an executive officer received in 2007, which are described on page 41 and in footnote (g) to the Summary Compensation Table on pages 57 and 58.

	Mr. Rohr	Mr. Johnson	Mr. Demchak	Mr. Guyaux	Mr. Shack
Change in Control Severance Benefits
Bonus for Year of Separation	$1,900,000	$425,000	$960,000	$930,000	$561,000
Cash Severance	$19,517,438	$4,572,574	$9,555,309	$9,771,081	$7,017,051
Enhanced Retirement Benefit (Defined Benefit and Defined Contribution Plans)	$6,154,223	$351,491	$553,946	$2,004,128	$1,431,160
General Health and Welfare Benefits	$25,429	$21,921	$25,429	$22,966	$23,135
Personal Benefits	$92,300	$68,300	$68,300	$62,702	$68,300

Change in Control Severance Benefits	$27,689,390	$5,439,286	$11,162,984	$12,790,877	$9,100,646

Acceleration of Unvested Equity
Restricted Stock	$7,339,998	$655,010	$5,987,986	$2,927,727	$1,965,233
Incentive Performance Unit	$6,400,698	$1,103,803	$2,419,715	$2,419,715	$1,941,231
Special Incentive Performance Unit	$—	$—	$1,882,368	$—	$—
Unexercisable Options	$1,037,942	$122,059	$476,733	$555,195	$299,838

Total Unvested Equity	$14,778,638	$1,880,873	$10,766,803	$5,902,638	$4,206,301

Excise Tax Gross-Up	$12,690,708	$2,933,293	$6,419,403	$4,971,510	$3,801,607

Total Benefits	$55,158,736	$10,253,452	$28,349,190	$23,665,025	$17,108,554

SECURITY OWNERSHIP OF DIRECTORS,

EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The table below shows the stock ownership of our directors and officers. Under the caption “Common Stock Ownership,” we list beneficial ownership of common stock as of February 29, 2008 for each director, each executive officer named in the Summary Compensation Table on page 56, and all directors and executive officers as a group. Unless we otherwise note, each person exercises sole voting and investment power over these shares of common stock.

We determine the number of shares in the Common Stock Ownership column as beneficially owned by each director and executive officer pursuant to SEC regulations. This information does not necessarily indicate beneficial ownership for any other purpose. Beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power. We also include any shares of common stock that the individual has the right to acquire within 60 days of February 29, 2008, through the exercise of any option, warrant or right.

Under the caption “Common Stock Unit Ownership,” we list the phantom or deferred common stock units owned. The SEC does not require us to list this information because the units carry no voting rights and can only be settled in cash. We include this information to provide a more complete picture of the financial stake that our directors and executive officers have in our company.

Name	Common Stock Ownership* (Amount and Nature of Beneficial Ownership) (#)		Common Stock Unit Ownership (#)
(a)	(b)		(c)
Non-Employee Directors:
Richard O. Berndt	20,078		2,871	(a)(b)
Charles E. Bunch	178		1,267	(b)
Paul W. Chellgren	24,932	(1)(2)(3)	32,900	(b)(c)
Robert N. Clay	15,872	(4)(5)	20,712	(b)(c)
George A. Davidson, Jr.	25,905	(2)	14,581	(b)
Kay Coles James	161		3,085	(b)(c)
Richard B. Kelson	6,521	(6)	10,179	(b)(c)
Bruce C. Lindsay	2,565		13,664	(b)(c)
Anthony A. Massaro	8,708	(3)(6)(7)	8,000	(b)(c)
Jane G. Pepper	16,737	(2)	11,307	(b)(c)
Donald J. Shepard	8,864		9,843	(a)(b)
Lorene K. Steffes	15,938	(2)(12)	9,362	(b)(c)
Dennis F. Strigl	15,611	(2)	11,853	(b)(c)
Stephen G. Thieke	7,558	(6)(12)	6,944	(b)(c)
Thomas J. Usher	21,036	(2)(12)	27,031	(b)(c)
George H. Walls, Jr.	249		4,194	(b)(c)
Helge H. Wehmeier	29,859	(2)	19,967	(b)(c)

Executive Officers:
William S. Demchak	493,753	(8)(9)(12)	31,174	(d)(e)
Joseph C. Guyaux	513,441	(8)(9)(10)	1,501	(d)
Richard J. Johnson	126,962	(8)(9)(12)	5,880	(d)(e)
James E. Rohr	1,994,167	(8)(9)(11)	88,120	(d)(e)
Timothy G. Shack	455,413	(8)(12)	9,580	(e)
Edward J. Kelly, III	155,601	(13)	—
Six remaining executive officers	1,279,640	(8)(9)(12)(14)	25,776	(d)(e)
Directors and Executive Officers as a Group (29 persons)	5,239,749	(15)	369,791	(f)
*	As of February 29, 2008, there were 340,519,544 shares of PNC common stock issued and outstanding. The number of shares of common stock held by each individual is less than 1% of the outstanding shares of common stock; the total number of shares of common stock held by the group is approximately 1.5% of the class. If employee or director stock options were exercisable within 60 days of February 29, 2008, we added those numbers to the total of shares issued and outstanding. No director or executive officer beneficially owns shares of PNC preferred stock.

(1)	Includes shares held in PNC Bank Kentucky Deferred Compensation Plan.

(2)	Includes 14,000 shares subject to non-employee director non-statutory exercisable stock options.

(3)	Includes shares held by spouse.

(4)	Includes 8,000 shares subject to non-employee director non-statutory exercisable stock options.

(5)	Includes 7,305 shares held as custodian.

(6)	Includes 6,000 shares subject to non-employee director non-statutory exercisable stock options.

(7)	Includes 1,000 shares held in a limited partnership.

(8)	Includes shares subject to employee nonstatutory stock options held by the executive officers and exercisable as of April 29, 2008. The shares subject to those options are as follows: Rohr (1,479,131); Johnson (105,332); Demchak (302,996); Guyaux (415,775); and Shack (367,935). The aggregate number of shares subject to such options for the remaining six executive officers is 928,030.

(9)	Includes shares held in our ISP.

(10)	Includes 18 shares held indirectly as custodian for grandchild.

(11)	Includes 490 shares held indirectly as custodian for daughter, 58,200 shares owned by spouse, and 3,555 shares held as assets of a grantor retained annuity trust.

(12)	Includes shares held jointly with spouse.

(13)	Includes 108,570 shares received in the PNC merger with Mercantile. Also includes 46,990 shares received in connection with the grants described in the “All Other Stock Awards” column on page 59.

(14)	Includes, for an executive officer not named in the table, six shares held indirectly by the executive officer’s spouse as custodian for a daughter, as to which six shares the individual disclaims beneficial ownership.

(15)	Includes, for 11 non-employee directors, an aggregate total of 124,000 shares subject to director nonstatutory exercisable stock options. Also includes the text of footnotes (1) through (14).

(a)	Includes phantom common stock units credited to an account established under the Mercantile Deferred Compensation Plan.

(b)	Includes phantom common stock units credited to an account established under the Outside Directors Deferred Stock Unit Plan.

(c)	Includes phantom common stock units credited to an account established under the Directors Deferred Compensation Plan.

(d)	Includes phantom common stock units held in our SISP.

(e)	Includes phantom common stock units held in our Deferred Compensation Plan.

(f)	Includes the text of footnotes (a) through (e).

Security Ownership of Certain Beneficial Owners. We know that the following entity owns at least five percent of our common stock. We base our knowledge on a review, as of February 29, 2008, of Schedules 13D and 13G filed with the SEC. The numbers shown on the table below represent holdings as of December 31, 2007 and should be interpreted in light of the related footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC(1) 82 Devonshire Street Boston, Massachusetts 02109	17,344,069	(1)(2)	5.093%

(1)	According to the Schedule 13G filed by FMR LLC with the SEC, the shares of our common stock are beneficially owned by Fidelity Management & Research Company (16,122,840 shares), Strategic Advisers, Inc. (4,832 shares), Pyramis Global Advisors, LLC (69,600 shares), Pyramis Global Advisors Trust Company (457,282 shares), direct and indirect wholly owned subsidiaries of FMR LLC, and Fidelity International Limited (689,515 shares).

(2)	FMR LLC and Fidelity International Limited are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended, and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under that Act. They are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). FMR LLC made the filing on a voluntary basis as if all of the shares were beneficially owned by FMR LLC and Fidelity International Limited on a joint basis.

INDEPENDENT AUDITORS

PNC engaged PricewaterhouseCoopers LLP (PwC) as the principal accountants to audit our 2007 consolidated financial statements. Our Audit Committee approved this engagement on November 15, 2006 and our shareholders ratified it on April 24, 2007. Deloitte & Touche LLP (D&T) acted as the principal accountants to audit our 2006 consolidated financial statements.

Last year, the Audit Committee selected PwC as part of a broader process to consider the selection of independent auditors for the 2007 audit. The decision to evaluate more than one potential audit firm reflected the scheduled required rotation of D&T’s lead audit partner.

D&T continued as our independent registered public accounting firm until D&T completed its procedures regarding our consolidated financial statements as of and for the year ending December 31, 2006, management’s assessment of and the effectiveness of our internal control over financial reporting as of December 31, 2006 and the 2006 Annual Report on Form 10-K in which such consolidated financial statements and such assessment were included.

The reports of D&T on our consolidated financial statements as of and for the years ended December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2006, there were no (a) disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to D&T’s satisfaction, would have caused D&T to make reference to the subject matter thereof in connection with its reports for such years or (b) reportable events, as described in the SEC’s Regulation S-K Item 304 (a)(1)(v).

We previously provided D&T with a copy of the disclosures included in this section of the proxy statement. During the year ended December 31, 2006, we did not consult with PwC regarding any of the matters or events set forth in S-K Item 304 (a)(2)(i) or (ii).

Below we describe the nature of PwC’s services provided in 2007, and the fees we paid them. We also describe the nature of D&T’s services provided in 2006, and the fees we paid them.

At its meeting on February 13, 2008, the Audit Committee appointed PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm, to audit our consolidated financial statements for 2008, subject to shareholder ratification.

We expect representatives of PwC and D&T to be available at the annual meeting. They will have an opportunity to make a statement and respond to appropriate questions.

Procedures for Pre-Approving Audit and Permitted Non-Audit Services

The Audit Committee is responsible for pre-approving audit and permitted non-audited services (such as tax) to be provided to us by our independent auditors. With certain limited exceptions, our auditors may not provide these services without pre-approval.

The committee is given this responsibility to confirm that providing services will not impair our auditors’ independence. The committee performs this function for us, our subsidiaries and our employee benefit plans.

The committee’s responsibility also includes pre-approval of the fees for such services (although SEC regulations do not require the pre-approval of fees) and the other terms of the engagement. The committee may either pre-approve specific fees, or a methodology for determining fees.

Pre-approval may be general (categories of services) or specific (individual services). If the committee pre-approves a general category of services, it will review and pre-approve the category at least every year. The committee will be responsible for approving any fee or other compensation arrangements for services covered by a pre-approval of a general category of services.

During 2007, the committee approved specific services individually. It did not pre-approve a general category.

The full committee may exercise pre-approval authority, or the chairman of the committee may exercise the authority as required between meetings. The committee may also delegate this authority, in whole or in part, to one or more committee members. Any person exercising delegated authority will report on the pre-approvals at the next scheduled meeting of the committee, which will be reflected in the meeting minutes. The Audit Committee may not delegate its pre-approval authority to any other person, including any member of our management or other PNC employee or agent.

Our independent auditors must receive written pre-approval. The written request for pre-approval must include, at a minimum, a description of the nature of the engagement and of the proposed fee for the services. The written request must also include the auditors’ statement as to whether they believe the provision of the services is consistent with SEC and other applicable rules on auditor independence. In reviewing a pre-approval request, the committee or chairman may request members of our management to provide their views on auditor independence questions.

The Audit Committee may amend these procedures from time to time.

Fees

In considering the nature of the services provided by the independent auditors, the Audit Committee determined that the services are compatible with the provision of independent audit services. The committee discussed these services with the independent auditors and our management to determine that they are permitted under the SEC rules and regulations concerning auditor independence.

The following table summarizes the aggregate fees billed to PNC for services rendered by PwC for 2007 and D&T for 2006:

	PwC 2007	D&T 2006
Audit Fees	$8,636,755	$9,893,625
Audit-Related Fees	$771,607	$639,515
Tax Fees	$403,505	$53,457
All Other Fees	$485,635	$123,020

Total Fees Billed	$10,297,502	$10,709,617

Note: BlackRock, Inc. was deconsolidated from PNC after the merger of BlackRock and Merrill Lynch Investment Managers on September 29, 2006. Although fees paid by BlackRock to D&T for 2006 include services provided prior to the deconsolidation, BlackRock was no longer a consolidated subsidiary at the effective date of the audit. As a result, the 2006 amounts listed above do not include any fees or services with respect to BlackRock. Based on information provided to us by BlackRock, the aggregate fees for total services billed to BlackRock by D&T in 2006 were approximately $11 million.

Audit Fees. The aggregate fees billed for audit services for the years ended December 31, 2007 and December 31, 2006 were $8,636,755 and $9,893,625, respectively. These fees consisted primarily of the audit of PNC’s annual consolidated financial statements, reviews of PNC’s quarterly consolidated financial statements included in Form 10-Q filings, comfort letters and other services related to SEC matters, assistance with the implementation of new accounting pronouncements and related expenses.

Audit-Related Fees. The aggregate fees billed for audit-related services for the year ended December 31, 2007 and December 31, 2006 were $771,607 and $639,515, respectively. These fees consisted primarily of compliance reviews and transaction-related services.

Tax Fees. The aggregate fees billed for tax services for the year ended December 31, 2007 and December 31, 2006 were $403,505 and $53,457, respectively. These amounts were attributable to tax compliance services and international tax consulting.

All Other Fees. The aggregate fees billed for all other services for the year ended December 31, 2007 were $485,635. These fees primarily consist of services for transaction-related services.

The aggregate fees billed for all other services for the year ended December 31, 2006 were $123,020. These fees consist of services for agreed-upon procedures relating to commercial mortgage-backed securities transactions and agreed-upon procedures relating to fund administration.

REPORT OF THE AUDIT COMMITTEE

The PNC Board of Directors has appointed an Audit Committee composed of five directors, each of whom is independent as defined in the New York Stock Exchange listing standards. Acting on the recommendation of the Nominating and Governance Committee, the Board of Directors has determined that each of Messrs. Chellgren and Kelson is an “audit committee financial expert,” as that term is defined in Securities and Exchange Commission rules.

The Board of Directors has approved a written charter for the Audit Committee. A copy of that charter, as approved and amended by the Board on February 14, 2008, is available on PNC’s website at www.pnc.com. The Audit Committee’s job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare PNC’s consolidated financial statements, to plan or conduct audits, or to determine that PNC’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. PNC’s management is responsible for preparing PNC’s consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. PNC’s management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The independent auditors are responsible for the audit of PNC’s consolidated financial statements and the audit of the effectiveness of PNC’s internal control over financial reporting. In addition, the independent auditors are responsible for the audit of management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007.

The Audit Committee has reviewed and discussed PNC’s audited consolidated financial statements with management and with PricewaterhouseCoopers LLP, PNC’s Independent Registered Public Accounting Firm for 2007. The Audit Committee has selected PricewaterhouseCoopers LLP as PNC’s independent auditors for 2008, subject to shareholder ratification. A portion of the Audit Committee’s review and discussion of PNC’s audited consolidated financial statements with PricewaterhouseCoopers LLP occurred in private sessions, without PNC management present.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee has received from PricewaterhouseCoopers LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed PricewaterhouseCoopers LLP’s independence with PricewaterhouseCoopers LLP, and has considered the compatibility of non-audit services with the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in PNC’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Paul W. Chellgren, Chairman

George A. Davidson, Jr.

Richard B. Kelson

Bruce C. Lindsay

George H. Walls, Jr.

In accordance with SEC regulations, the Report of the Audit Committee shall not be incorporated by reference into any of our future filings made under the Securities Exchange Act of 1934 or the Securities Act of 1933. The report is not deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.

OTHER MATTERS

Our Board of Directors does not know of any other business to be presented at the meeting. If any other business should properly come before the meeting, or if there is any meeting adjournment, proxies will be voted in accordance with the best judgment of the persons named in the proxies.

By Order of the Board of Directors,

George P. Long, III

Corporate Secretary

EXHIBIT A

THE PNC FINANCIAL SERVICES GROUP, INC.

CATEGORICAL STANDARDS TO ASSIST THE BOARD OF DIRECTORS

IN DETERMINING THE INDEPENDENCE OF THE CORPORATION’S DIRECTORS

FOR PURPOSES OF SECTION 303A, AS AMENDED, OF

THE NEW YORK STOCK EXCHANGE LISTED COMPANY MANUAL

AS AMENDED AND RESTATED BY THE BOARD OF DIRECTORS ON

JANUARY 19, 2005

INTRODUCTION

The Board of Directors has adopted the categorical standards set forth below to assist it in determining whether or not certain relationships between its directors and the Corporation or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation) are “material relationships” for purposes of Section 303A.02(a) of the New York Stock Exchange Listed Company Manual.

Relationships not described in these categorical standards will be evaluated on an individual basis as provided for in Section 303A.02(a). A director who has a relationship with the Corporation or its subsidiaries that is not described in these categorical standards nevertheless may be determined to be independent by the Board of Directors. In such a case, the Board’s basis for the determination of independence will be specifically explained in the proxy statement for the annual meeting of shareholders at which the director is standing for election to the Board of Directors.

The term “immediate family members” as used in these categorical standards is defined in the general commentary to Section 303A.02(b) to include a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

APPLICATION OF CATEGORICAL STANDARDS

None of the relationships described below shall be deemed to be a “material relationship” between a director and the Corporation and thus a director having such a relationship may be deemed to be “independent” for purposes of Section 303A.02, unless the relationship causes the director not to be independent as a result of any of the provisions of Section 303A.02(b). The provisions of Section 303A.02(b) establish mandatory independence standards involving the employment, affiliations, and compensation of a director or an immediate family member. Also, a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Corporation or its subsidiaries in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold (the “Payments Test”).

In applying these categorical standards, the Corporation’s Board of Directors will take into account any “look-back” or transition period specified for purposes of Section 303A of the New York Stock Exchange Listed Company Manual.

(1) Relationships arising in the ordinary course of business. Lending, deposit, banking, or other financial service relationships (such as those involving fiduciary, brokerage, investment management,

custody, capital markets, treasury management, or similar products and services) or other relationships involving the provision of products or services either by or to the Corporation or its subsidiaries and involving a director, his or her immediate family members, or a company or charitable organization of which the director or an immediate family member is a partner, shareholder, officer, employee or director will not be considered “material relationships” if the following conditions and the Payments Test are satisfied:

(a) the products and services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

(b) the relationship does not involve the provision of consulting, legal, or accounting services to the Corporation or its subsidiaries by the director or immediate family member personally when the Corporation or a subsidiary is the primary client of the director or immediate family member, or by a firm of which the director or immediate family member is a partner, managing member, principal, or an executive officer with significant policy-making authority over the firm; and

(c) any extension of credit: (i) was made in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons; (ii) is pass-rated and performing; and (iii) complies with any additional requirements imposed on the extension of credit by Regulation O of the Board of Governors of the Federal Reserve System or other applicable laws and regulations.

(2) Relationships with companies of which a director is a shareholder or partnerships of which a director is a partner. Any relationship not described in Section (1), above, between the Corporation or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder or partner will not be considered a “material relationship,” provided the director is not a principal shareholder of the company or a principal partner of the partnership. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote more than 10 percent of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote a 25 percent or more general partnership interest, or more than a 10 percent overall partnership interest and has the single largest interest in the partnership. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

(3) Contributions made or pledged to charitable organizations. Contributions made to any charitable organization pursuant to a matching gift program maintained by the Corporation or by its subsidiaries or by any foundation sponsored by or associated with the Corporation or its subsidiaries are not considered to be a “material relationship” and shall not be included in calculating the materiality threshold set forth in (a), below. Other contributions made or pledged by the Corporation, its subsidiaries, or by any foundation sponsored by or associated with the Corporation or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director, or trustee will not be considered a “material relationship” if the following conditions are satisfied:

(a) within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2 percent of the charitable organization’s consolidated gross revenues for that fiscal year; and

(b) the charitable organization is not a family foundation created by the director or an immediate family member.

(4) Certain familial relationships. A relationship involving a director’s relative will not be considered a “material relationship” solely by virtue of the familial relationship if the relative is not an immediate family member of the director.

Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 22, 2008.
Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/PNC
• Follow the steps outlined on the secured website.
Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

•     Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals

The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR the ratification of the Audit Committee’s selection of the independent registered public accounting firm as described in Item 2. All shares, including full and partial shares of stock credited to your account, will be voted as directed below. In the absence of instructions, all shares (including unallocated shares) will be voted FOR all nominees listed in Item 1 and FOR the ratification of the independent registered public accounting firm as described in Item 2 or in the manner otherwise required or permitted.	+

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold

01 - Mr. Berndt	☐	☐	02 - Mr. Bunch	☐	☐	03 - Mr. Chellgren	☐	☐

04 - Mr. Clay	☐	☐	05 - Mr. Davidson	☐	☐	06 - Ms. James	☐	☐

07 - Mr. Kelson	☐	☐	08 - Mr. Lindsay	☐	☐	09 - Mr. Massaro	☐	☐

10 - Ms. Pepper	☐	☐	11 - Mr. Rohr	☐	☐	12 - Mr. Shepard	☐	☐

13 - Ms. Steffes	☐	☐	14 - Mr. Strigl	☐	☐	15 - Mr. Thieke	☐	☐

16 - Mr. Usher	☐	☐	17 - Mr. Walls	☐	☐	18 - Mr. Wehmeier	☐	☐

		For	Against	Abstain
2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2008.	☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND C ON BOTH SIDES OF THIS CARD.

Notice of Annual Meeting of Shareholders

THE PNC FINANCIAL SERVICES GROUP, INC.

2008 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of 18 directors to serve until the next annual meeting and until their successors are elected and qualified, the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2008 and such other business as may properly come before the meeting or any adjournments thereof.

Tuesday, April 22, 2008 – 11:00 a.m. Eastern Time

One PNC Plaza – 249 Fifth Avenue

Pittsburgh, Pennsylvania 15222–2707

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — The PNC Financial Services Group, Inc.	+

This proxy is solicited on behalf of the Board of Directors for the

Annual Meeting of Shareholders on April 22, 2008.

James E. Rohr, Joseph C. Guyaux, and George P. Long, III, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at The PNC Financial Services Group, Inc. Annual Meeting of Shareholders to be held on April 22, 2008, or at any adjournment thereof, and to vote, as indicated on the reverse side, the shares of common stock and/or preferred stock that the undersigned would be entitled to vote if personally present at said meeting. The above-named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment(s) thereof, in accordance with their best judgment.

If you are a participant in any incentive savings plan (e.g., a 401(k) plan) sponsored by The PNC Financial Services Group, Inc., PFPC Inc. or any other affiliate, this proxy also serves as a voting instruction card and directs the Trustee of such plan to vote all shares credited to your account as indicated on the reverse side at the Annual Meeting of Shareholders to be held on April 22, 2008 or at any adjournment(s) thereof.

The Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa. C.S.A. section 1759 (b), provides that shareholders voting by means of the telephone or the Internet, as instructed, will be treated as transmitting a properly authenticated proxy for voting purposes. Pennsylvania law permits the use of telephone or Internet voting both when a shareholder of record is voting and when a beneficial owner is communicating its vote to a shareholder of record, such as a securities depositary or brokerage firm.

Please sign on the reverse side and return promptly.

B	Non-Voting Items

Change of Address — Please print your new address below.
	Will use Webcast	☐	Will use Teleconference	☐	Will attend Meeting	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND C ON BOTH SIDES OF THIS CARD.	+